AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
WVA MANUFACTURING, LLC
DATED AS OF NOVEMBER 5, 2009

Page
ARTICLE VIII

ALLOCATIONS

Section 8.01 Calculation of Net Profits and Net Losses	22
Section 8.02 Allocations of Net Profits and Net Losses	24
Section 8.03 Loss Limitation	24
Section 8.04 Qualified Income Offset	24
Section 8.05 Nonrecourse Deductions	25
Section 8.06 Member Nonrecourse Deductions	25
Section 8.07 Minimum Gain Chargeback	25
Section 8.08 Member Minimum Gain Chargeback	25
Section 8.09 Section 754 Adjustment	25
Section 8.10 Tax-Related Regulatory Provisions	26
Section 8.11 Tax Allocations	26
Section 8.12 Allocations by the Board of Representatives	27

ARTICLE IX

[RESERVED]

ARTICLE X

TRANSFERS

Section 10.01 Transfer Restrictions Generally	27
Section 10.02 Rights of First Refusal	29
Section 10.03 Rights Upon a Change of Control Event	30
Section 10.04 Tag Along Rights	32
Section 10.05 Transfers to Affiliates	33
Section 10.06 [Reserved]	34
Section 10.07 Rights and Obligations of Transferees	34

ARTICLE XI

FIDUCIARY DUTIES

Section 11.01 Waiver of Certain Corporate Opportunities; Permitted Competition	34
Section 11.02 Fiduciary Duties	34

ARTICLE XII

DISPUTE RESOLUTION

Section 12.01 Amicable Resolution	35
Section 12.02 Mediation	35
Section 12.03 Arbitration	35

Page
Section 16.08 Further Assurances	46
Section 16.09 Binding Effect	46
Section 16.10 Waivers	46
Section 16.11 Third Parties	46
Section 16.12 Counterparts	46
Section 16.13 No Assignment	46
Section 16.14 Guarantee	46
Section 16.15 Enforcement of Certain Agreements	47

Exhibit A Code of Conduct
Exhibit B Reasonable Care Guiding Principles
Exhibit C Annual Budget
Exhibit D Operating Committee Members

v

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
WVA MANUFACTURING, LLC
          This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of WVA Manufacturing, LLC (the “Company”), dated as of November 5, 2009, is entered into by GSM Alloys I Inc., a Delaware corporation (“GSMSUB1”), GSM Alloys II Inc., a Delaware corporation (“GSMSUB2”) and each of GSMSUB1 and GSMSUB2 a “Series A Member” and together the “Series A Members”) and Dow Corning Enterprises, Inc., a Delaware corporation (“DCE” or the “Series B Member”), and any other parties that are admitted as members of the Company in accordance with the terms hereof (each a “Member,” and collectively, the “Members”), the Company, Globe Specialty Metals, Inc., a Delaware corporation (solely for the purpose of Sections 4.22, 10.3 and 16.14 hereof (“Globe”)) and Dow Corning Corporation, a Michigan corporation (solely for the purposes of Sections 4.22 and 16.14 hereof (“DCC Parent”)).
WITNESSETH:
     WHEREAS, on September 25, 2009, an authorized person has formed the Company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended (the “Act”);
     WHEREAS, DCC Parent and Globe have entered into that certain Purchase Agreement, dated as of November 5, 2009 (the “Purchase Agreement”), pursuant to which DCE acquired forty-nine percent (49%) of the equity interests in the Company; and GSMSUB1 and GSMSUB2 own, in the aggregate, the remaining fifty-one percent (51%) of the equity interests in the Company;
     WHEREAS, DCC Parent, GMI, Globe and the Company entered into that certain Output and Supply Agreement; dated as of November 5, 2009, setting forth the terms upon which the Company will produce and supply metallurgical and/or chemical grade casted silicon to DCC Parent and GMI (as amended from time to time, the “Output and Supply Agreement”); and

     WHEREAS, the Series A Members desire to amend and restate the limited liability company operating agreement of the Company entered into on September 25, 2009 as amended and restated on October 30, 2009, among other things, to admit the Series B Member, to set forth the respective rights, powers and interests of the Members with respect to the Company and each Member’s Membership Units (as defined in Section 3.02(c)) herein and to provide for the management of the business and operations of the Company.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows.
ARTICLE I
DEFINED TERMS
Section 1.01 Certain Definitions. As used in this Agreement, each of the following terms has the meaning specified on the page set forth opposite such term:

AAA	35
Accounting Firm	38
Act	6
Additional Cash Contributions	18
Adjusted Capital Account Deficit	24
Affected Interests	30
Affiliate	15
Agreement	1
Alloy Benefit Plans	17
Annual Budget	14
Auditor	13
beneficial owner	31
Board of Representatives	6
Business Day	11
Capital Account	19
Capital Contribution	17
Certificate of Formation	4
Change of Control Event	31
Change of Control Member	29
Code	19
Code of Conduct	13
Commission	13
Company	1
Company Minimum Gain	25
Confidential Information	43
Contribution Agreement	46
Control	15
Controlled	15
Covered Person	40
DCC Parent	1
DCE	1
Depreciation	23
Designated Officers	16
Discretionary Indemnified Person	40
Discussion Period	30
Dispute	34
Electrode Supply Agreement	10
Exchange Act	31
Excluded Conduct	40
GAAP	36
Garnet	1
GMI	10
Governmental Body	4
Gross Asset Value	22
group	31
GSMSUB1	1
GSMSUB2	1
Indemnified Person	40
Majority Vote	8
Member	1
Member Nonrecourse Debt	24

Member Nonrecourse Debt Minimum Gain	25
Member Nonrecourse Deductions	24
Members	1
Membership Units	5
Net Loss	22
Net Profit	22
Offer Notice	28
Officers	16
Operating Committee	14
Output and Supply Agreement	1
person	31
Person	4
Policies	13
Purchase Agreement	1
Put Trigger Date	30
Representative	6
Requirements of Law	13
Rules	35
Securities Act	10
Series A Member	1
Series A Members	1
Series A Membership Units	5
Series A Representatives	7
Series B Member	1
Series B Membership Units	5
Series B Representatives	7
SOX	13
Subsidiary	13
Supermajority Vote	8
Tag-Along Notice	32
Tag-Along Per Unit Consideration	32
Tagging Member	32
Tag-long Transfer	32
Tax-Related Regulatory Provisions	25
Termination Date	42
transfer	27
Transfer	27
transferee	27
Transferee	27
transferred	27
Transferred	27
Transferred Assets	39
Transferring Member	32
Treasury Regulations	19
Valuation Price	30
Woodchip Supply Agreement	10
WVA	8
Section 1.02 Other Interpretive Provisions. Each definition used in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. The definition ascribed to any capitalized term herein shall govern all uses of such term, including uses of such term prior to the appearance of the definition thereof. Reference to any Requirements of Law (as defined in Section 4.14) means such Requirements of Law in effect as of the time of determination and includes any successor Requirements of Law. Reference to any dollar amount means such dollar amount in United States currency. The headings to the Articles and Sections are for convenience of reference and will not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Schedules means the Articles, Sections and Schedules of this Agreement. The Schedules referred to throughout this Agreement are hereby incorporated by reference into, and will be deemed a part of, this Agreement. Unless the context clearly indicates otherwise, the word “including” when used in this Agreement means “including but not limited to” and the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
ORGANIZATION
Section 2.01 Name. The name of the Company is WVA Manufacturing, LLC.
Section 2.02 Effective Date; Authorized Signatory. This Agreement is made effective as of the date hereof, except that this Section 2.02 is made effective as of the formation of the Company. The person who executed and filed the certificate of formation (the “Certificate of Formation”) in respect of the Company in the office of the Secretary of State of the State of Delaware is hereby designated an authorized person for purposes of the execution and filing of the Certificate of Formation.
Section 2.03 Principal Office of the Company. The Company shall have its principal office at Route 60 East, Alloy, West Virginia, and may establish such other offices or places of business as the Board of Representatives (as defined in Section 4.01) may deem appropriate.
Section 2.04 Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
Section 2.05 Purposes of the Company. The purposes of the Company shall be, directly or indirectly, to (a) operate the Company’s plants and produce metallurgical and/or chemical grade silicon and other materials at the Company’s plants for sale (other than in the case of by-products) exclusively to the Members and their Affiliates, in each case, in accordance with the Output and Supply Agreement, and (b) engage in any other lawful act or activity for which limited liability companies may be formed under the Act and engage in any and all activities related or incidental to the foregoing.
Section 2.06 Term of the Company. The existence of the Company commenced as of the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in perpetuity unless and until terminated in accordance with the provisions of this Agreement.
ARTICLE III
MEMBERS
Section 3.01 Initial Members. As of the date hereof, (i) the sole members of the Company are the Series A Members and the Series B Member, and (ii) no other Person (as defined in this Section 3.01) has any right to take part in the ownership of the Company. For purposes of this Agreement: (i) “Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, other entity or Governmental Body (as defined in this Section 3.01); and (ii) “Governmental Body” means any foreign or domestic federal, state, local, supranational or other governmental authority or regulatory body or any foreign or domestic entity, authority, board, agency, commission, arbitral tribunal, ministry or similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
Section 3.02 Issuance of Membership Units. (a) On or prior to the date of this Agreement, the Company shall have issued to the Series A Members (or their predecessors in interest) the number of Series A Membership Units (as defined in Section 3.02(c)), and to the Series B Member the number of Series B Membership Units (as defined in Section 3.02(c)), set forth opposite each such Member’s name on Schedule 3.02 in respect of each such Member’s Membership Units and each such Member shall have obtained all other rights provided to such Member pursuant to this Agreement. Schedule 3.02 shall set forth (and shall be amended by the Board of Representatives accordingly to reflect any changes to) each Member’s name, business address and U.S. federal employer identification number, the number and series of Membership Units (as defined in Section 3.02(c)) owned by such Member, the Capital Account (as defined in Section 6.04(a)) of such Member, as of the date hereof and after giving effect to the distributions contemplated by Section 7.01, and the percentage interest which such Membership Units represent; provided that, as of the date hereof, the Capital Accounts reflected on Schedule 3.02 do not reflect any adjustment to the Alloy Interests Contribution (as defined in the Purchase Agreement) pursuant to Section 2.3 of the Purchase Agreement and the Company shall make appropriate adjustments to the Capital Accounts to account for such adjustments upon the final determination thereof in accordance with Section 2.3 of the Purchase Agreement.
          (b) The Company may issue additional Membership Units only upon the approval of the Board of Representatives, by a Supermajority Vote (as hereinafter defined), in accordance with Section 4.04. Following any such approval, this Agreement, including Schedule 3.02, shall be amended to reflect the issuance of additional Membership Units, the creation, to the extent applicable, of any new series of Membership Units to be issued, and the modification of any existing rights approved as part of any such authorization. Except as otherwise explicitly set forth in, or explicitly permitted by, this Agreement, each Membership Unit (as defined in Section 3.02(c)) shall be identical in all respects with each other Membership Unit. Unless the Board of Representatives determines otherwise, the Membership Units will not be certificated.
          (c) For purposes of this Agreement: (i) “Membership Units” means, collectively, the Series A Membership Units and the Series B Membership Units which represent such Member’s share of the profits and, if applicable, losses of the Company and such Member’s rights to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and any other rights provided to such Member pursuant to this Agreement; (ii) “Series A Membership Units” means the Membership Units designated as “Series A Membership Units” issued to the Series A Member; and (iii) “Series B Membership Units” means the Membership Units designated as “Series B Membership Units” issued to the Series B Member.
Section 3.03 Admission of Additional Members. Except (i) in connection with the issuance, if any, of new Membership Units approved by the Board of Representatives pursuant to a Supermajority Vote in accordance with Section 4.04 or (ii) in connection with a Transfer (as defined in Section 10.01) of already outstanding Membership Units in accordance with Article X and as contemplated in the following sentence, there shall be no new Members admitted to the Company. One (1) or more additional or substitute Members of the Company shall be admitted in connection with a Transfer of Membership Units from an existing Member, directly or indirectly, to any such proposed additional Member; provided that such Transfer is made in conformity with Article X. Notwithstanding anything herein to the contrary, no additional or substitute Member of the Company may be admitted unless such proposed additional or substitute Member executes a counterpart of, or an agreement adopting, this Agreement in a form reasonably satisfactory to the Board of Representatives. The Board of Representatives shall amend Schedule 3.02 to reflect the admission of any additional or substitute Members.
Section 3.04 Authority; Liability to Third Parties. No Member (acting in its capacity as such) has the authority or power, except pursuant to a resolution duly adopted by the Board of Representatives expressly authorizing such action, to vote or provide consent on any matter (including, but not limited to, any matter that may otherwise require a vote or consent of a Member, the Members or any class or group of Members under the Act, including, but not limited to, Sections 18-209(b), 18-213(b), 18-215(f), 18-215(j)(3), 18-215(k), 18-216(b), 18-301(b)(1), 18-302(d), 18-402, 18-502(b), 18-801(a)(3) and 18-803(a) thereof), to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company. No Member will be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.
Section 3.05 Actions by the Company. Whenever this Agreement or the Output and Supply Agreement requires the Company to abide by the terms hereof or thereof, such requirement shall also be deemed to include an undertaking on the part of the Member or Members who at such time have the power to designate a majority of the Members of the Board of Representatives to use its or their commercially reasonable efforts to cause the Company, to the extent permitted by the Requirements of Law, to so abide; provided, however, that no Member shall have to expend any funds in connection therewith (except as contemplated by the Management Services Agreement).
ARTICLE IV
MANAGEMENT OF THE COMPANY
Section 4.01 Management Generally. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed fully and exclusively by, the Members, by and through a board of representatives (the “Board of Representatives”) as described herein. The foregoing powers and the authority to manage the business and affairs of the Company are hereby delegated in full by the Members to the Board of Representatives, and the Board of Representatives shall, pursuant to such delegation, be responsible for the management and operations of the Company and have all powers necessary to manage and control the Company, to conduct its business and to implement any decision of the Members adopted pursuant to this Agreement. Pursuant to the foregoing delegation, the Board of Representatives will possess all power, on behalf of the Company, to do or authorize the Company or to direct the Officers (as defined in Section 5.01), employees and agents of the Company, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. Notwithstanding the foregoing, neither the Board of

Representatives nor any member of the Board of Representatives (each, a “Representative”) or any other Person shall be a “manager” of the Company for purposes of the Act. It is expressly agreed by the Members that each Representative shall not constitute a representative of the Company but shall serve as a representative of the Member or Members that designated and elected such Representative hereunder, and shall act (or refrain from acting), vote and provide or withhold consent with respect to any matter in accordance with the interests and directions of the Member or Members that designated and elected such Representative hereunder. Unless otherwise expressly provided herein, any action to be taken or approved by the Board of Representatives must be taken or approved by a Majority Vote (as defined in Section 4.03(a)) of the Board of Representatives, and any action so taken or approved will be the act of the Board of Representatives.
Section 4.02 Board of Representatives; Number and Election; Committees. (a) The Board of Representatives shall consist of five (5) Representatives. To the extent that the Board of Representatives by a Supermajority Vote changes the size of the Board, the provisions of this Section 4.02 shall be modified accordingly.
          (b) The holder(s) of the Series A Membership Units will have the sole right to designate, elect, appoint or remove three (3) Representatives (collectively, the “Series A Representatives”), subject to the provisions of Section 4.02(f). The initial Series A Representatives are set forth on Schedule 4.02.
          (c) The holder(s) of the Series B Membership Units will have the sole right to designate, elect, appoint or remove two (2) Representatives (collectively, the “Series B Representatives”), subject to the provisions of Section 4.02(f). The initial Series B Representatives are set forth on Schedule 4.02.
          (d) Each Representative shall serve until such Representative resigns or is removed by the Member(s) that designated and elected such Representative. In the event that any Representative shall be unable to attend any regular or special meeting of the Board of Representatives, the Member(s) that designated and elected such Representative may designate a substitute for such Representative, and such substitute shall have the right to attend and vote at such meeting on behalf of such Representative.
          (e) Any committees or subcommittees may be formed and shall be comprised of at least one (1) Series A Representative and of one (1) Series B Representative, and shall have such power and authority as delegated, by the Board of Representatives; provided that any action requiring a Supermajority Vote may only be approved by the Board of Representatives and only upon receipt of the required vote.
          (f) Notwithstanding anything in Section 4.02(b) or Section 4.02(c), if the percentage of output acquired by the Series A Members or their Affiliates under the Output and Supply Agreement during any two consecutive twelve-month periods is less than 25% of the total output produced by the Company during such two-year period, then the Series B Member shall be entitled, at its sole option (which option shall be effective upon providing sixty (60) days written notice to the Series A Members) to (i) assume the operation of the Company (including, for the sake of clarity, all responsibilities under the Management Services Agreement), (ii) remove one of the Series A Representatives and (iii) appoint one (1) additional Representative to the Board of Representatives. Following the exercise of such option, subject to the immediately following sentence, the Series A Member will be entitled to appoint only two (2) Representatives and the Series B Member shall be entitled to appoint three (3) Representatives. Following the exercise of such option, if during any two consecutive twelve-month periods, the Series A Members or their Affiliates acquire at least 40% of the total output produced by the Company during such two-year period, then the provisions of Section 4.02(b) and 4.02(c) shall once again apply and the Series A Members shall re-assume the operation of the Company and shall have the right to remove one of the Series B Representatives and appoint one additional Series A Representative.
Section 4.03 Voting by Representatives. (g) With respect to all matters before the Board of Representatives, each Representative shall be entitled to one vote. Except with respect to matters requiring a Supermajority Vote hereunder, all actions presented to the Board of Representatives shall be deemed authorized if approved by a Majority Vote.
          (h) For purposes of this Agreement: (i) a “Majority Vote” of the Board of Representatives means the affirmative vote of a majority of the Representatives then in office; and (ii) a “Supermajority Vote” of the Board of Representatives means a Majority Vote, which includes the affirmative vote or consent of at least one (1) Series A Representative and one (1) Series B Representative.
Section 4.04 Matters Requiring a Supermajority Vote of the Board of Representatives. The following actions may not be taken by the Company unless such action is approved by a Supermajority Vote of the Board of Representatives or specifically contemplated by the Annual Budget approved in accordance with this Section 4.04 (any action so taken without a Supermajority Vote shall be void and not within the powers of the Company):
          (a) amendment of this Agreement or the Company’s or any Subsidiary’s other organizational documents, or any change in the size of the Board of Representatives;
          (b) formation of any Subsidiary (as defined in Section 4.15(b)) or, except as expressly permitted under Article X to be effected without the prior approval of the Board of Representatives, the Transfer of any interest therein;
          (c) change, in any material respect, in the Company’s operations or business (since the formation of the Company, which for these purposes, shall be the Alloy Business (as defined in the Purchase Agreement) as conducted by West Virginia Alloys, Inc. (“WVA”) immediately prior to the Restructuring Transactions (as defined in the Purchase Agreement) and by the Company immediately prior to the date hereof), including a material change in the products produced by the Company or any other changes that could materially and adversely impact the performance by the Company of its obligations under the Output and Supply Agreement;
          (d) adoption of the Annual Budget and the related production/scheduling plan in accordance with Section 4.20 and any material amendments thereto or deviations therefrom;
          (e) merger, acquisition, consolidation or disposition by the Company or any Subsidiary of any businesses, securities or assets with a value in excess of $500,000, individually, or $2,000,000 in the aggregate in any twelve month period, other than (i) as contemplated in the Annual Budget, (ii) the disposition of products produced by the Company in the ordinary course of business pursuant to the Output and Supply Agreement or (iii) the disposition of by-products produced by the Company in the ordinary course of business;
          (f) sale, transfer or other disposition by the Company or its Subsidiaries (if any) of all or substantially all of its assets or any merger or consolidation or other extraordinary business combination involving the Company or its Subsidiaries (if any);
          (g) sale, disposition, license, transfer, or encumbrance of any material intellectual property of the Company;
          (h) incurrence of indebtedness or issuance, redemption or repurchase of any debt securities of the Company or any of its Subsidiaries that individually exceeds $500,000, other than (i) as contemplated in the Annual Budget, (ii) occurring as part of the accounts payable in the ordinary course of business or (iii) pursuant to Section 6.02(b);
          (i) assumption, guarantee, or endorsement of the obligations of any other Person or business entity, or making of any loans, advances, capital contributions or investments in, any other Person or business entity, other than short-term investments of cash on hand in the ordinary course of business;
          (j) entry of any agreement in which the Company or its Subsidiaries (if any) are, directly or indirectly, assuming responsibility for the performance of any Member or any Affiliate of any Member;
          (k) declaration, setting aside, or payment of any dividend or other distribution, irrespective of the form of such dividend or distribution, other than as contemplated by this Agreement;

          (l) sale or issuance of newly issued equity securities of, interests in (including any Membership Units) or debt of, the Company or any of its Subsidiaries, or any redemption or repurchase of equity securities of or interests in the Company or any of its Subsidiaries or repayment of any debt of the Company or any of its Subsidiaries (except in accordance with its terms);
          (m) call for capital other than to fund maintenance or compliance projects contemplated by the Annual Budget or any other item contemplated by the Annual Budget;
          (n) entry into any agreement with annual payments expected to exceed $500,000 or which has a duration of three (3) years or greater and under which payments are expected to exceed $1,500,000 in the aggregate, excluding purchases made in the ordinary course of business consistent with past practice;
          (o) entry into, or modification of, any power supply agreement and/or a collective bargaining agreement, which will contemplate, or result in, a material increase in cost to the Company or have a material and adverse effect on the Company’s ability to satisfy its obligations under the Output and Supply Agreement;
          (p) make any material change in the scope of existing insurance coverages, other than changes consistent with industry practice;
          (q) registration of any security under the Securities Act of 1933, as amended (the “Securities Act”);
          (r) grant of any registration rights with respect to any security of the Company;
          (s) entry of transactions with a value greater than $1,000,000 in the aggregate per annum with any Member or an Affiliate thereof (other than pursuant to the terms of the Annual Budget or the terms of any agreement in effect on the date hereof, including, without limitation, the Output and Supply Agreement, the Electrode Supply Agreement by and among Ningxia Yonvey Coal Industry Co., Ltd. and the Company, dated as of the date hereof (the “Electrode Supply Agreement”), the Management Services Agreement, the Woodchip Supply Agreement by and among Globe Metallurgical Inc. (the “GMI”) and the Company, dated as of the date hereof (the “Woodchip Supply Agreement”), or the Purchase Agreement) or any amendment of an agreement then existing between the Company and any Member or an Affiliate thereof, including, without limitation, the Output and Supply Agreement, the Management Services Agreement, the Electrode Supply Agreement, the Woodchip Supply Agreement and the Purchase Agreement;

          (t) settlement of any litigation for an amount in excess of $750,000 or on terms which may reasonably have a material adverse effect on the Company’s ability to perform its obligations under the Output and Supply Agreement;
          (u) increase in the compensation or benefits of any Officer (as defined in Section 5.01) of the Company (other than in the ordinary course of business and in accordance with the Annual Budget);
          (v) selection of, or change in, the Auditor (as defined in Section 4.16);
          (w) voluntary adoption or modification of any material tax or accounting practice or policy of the Company which is reasonably likely to have a material adverse effect on any Member, except for modifications which are reasonably necessary for such practice or policy to comply with any Requirements of Law or any applicable accounting standard;
          (x) other Tax matters requiring the approval, authorization or determination of the Board of Representatives as set forth in this Agreement; and
          (y) adoption of a plan for complete or partial liquidation or dissolution of the Company or the filing of any petition under the applicable bankruptcy or insolvency laws.
To the extent that any matter requires, under either this Agreement or applicable Law, action to be taken by the Board of Representatives, such action may be taken only following receipt of a Majority Vote, or to the extent required, a Supermajority Vote of the Board of Representatives, and cannot be taken by the Officers, employees or agents of the Company on behalf of the Company without such authorization or approval; provided, however, that such Officers, employees and agents may implement any actions previously approved by the Board of Representatives. In addition, the parties shall use their reasonable best efforts to keep each other informed as to material developments regarding the venture, irrespective of whether such developments require a Supermajority Vote.
Section 4.05 Place of Meetings; Chairperson. Meetings of the Board of Representatives may be held either within or without the State of Delaware at whatever place is specified in the call of the meeting. In the absence of specific designation, such meetings will be held at the principal office of the Company as provided in Section 2.03. The Board of Representatives will appoint one (1) of the Representatives to be the chairperson to preside at meetings of the Board of Representatives and to perform such other tasks as may from time to time be determined by the Board of Representatives. Any Representative will be permitted to attend any meeting of the Board of Representatives in person or as provided in Section 4.08.
Section 4.06 Regular Meetings. The Board of Representatives will hold regular meetings at least two (2) times annually; provided, that the Board of Representatives by a Supermajority Vote thereof may agree to reduce such number of regular meetings of the Board of Representatives to be held during any year. No notice is required to be given to Representatives of regular meetings for which the Board of Representatives previously has designated a time and place.
Section 4.07 Special Meetings. Special meetings of the Board of Representatives may be held at any time upon the request of the President, the Vice President — Director of Finance, the Board of Representatives or any Representative, in each case made to the Secretary of the Company (or, if there is no Secretary, any other Officer performing duties similar to those to be performed by the Secretary pursuant to Schedule 5.04). A notice setting forth the date, time, place and purpose (including, without limitation, the intention to consider any matter requiring a Supermajority Vote) of the special meeting of the Board of Representatives will be sent by the Secretary of the Company (or such other Officer) to the last known address of each Representative and to each Member at the address set forth on Schedule 16.01 to ensure receipt of such notice at least ten (10) Business Days (as defined in this Section 4.07) prior to such meeting; provided that a special meeting held at the request of the President or the Vice President — Director of Finance may be held on shorter notice which shall be given at least twenty-four (24) hours prior to the scheduled time of such meeting. The Representatives will cooperate and use their reasonable best efforts to schedule meetings at times and places which will maximize attendance. Attendance of a Representative at such meeting will also constitute a waiver of notice thereof, except where such Representative attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York or Detroit, Michigan are required or authorized by law to be closed.
Section 4.08 Video and Tele-Conference Meetings. Meetings of the Board of Representatives may be held by means of video conference, conference telephone or similar communications equipment so long as all Representatives participating in the meeting can hear each other. In furtherance thereof, the Company shall obtain appropriate video conference, conference telephone or similar communications equipment or devices to conduct any meetings of the Board of Representatives in accordance with this Section 4.08. Any Representative, to the extent so requesting, shall be entitled to participate by such means. The foregoing notwithstanding, Members shall use their reasonable best efforts to cause their designated Representatives to attend all regular meetings in person. Participation in a meeting by means of video conference, conference telephone or such similar communications equipment will constitute presence in person at such meeting, except where a Representative participates in the meeting for the express purpose of objecting to the transaction of any business thereof on the ground that the meeting is not lawfully called or convened.
Section 4.09 Quorum. The presence, in person or by proxy, of at least one (1) Series B Representative and one (1) Series A Representative is required to constitute a quorum at any meeting of the Board of Representatives. The Board of Representatives may not take any action or provide any approval at a meeting, except an adjournment of such meeting, without the presence, in person or by proxy, of such a quorum.
Section 4.10 Compensation. No Representative shall receive compensation from the Company in connection with the performance of services in such capacity; provided that the Company shall reimburse each Representative for reasonable out-of-pocket expenses incurred in connection therewith; provided further, that nothing herein shall limit or restrict the right of a Member to provide additional compensation in connection with the performance of such services by, or to otherwise employ and provide compensation to, any Representative designated and elected by such Member.
Section 4.11 Resignation and Removal. Any Representative may resign at any time by giving notice to the Company and the Member or Members that designated and elected such Representative. Such resignation will be made in writing and will take effect immediately upon delivery of such notice or at such later time as may be specified in such notice. Any Representative serving on the Board of Representatives may be removed, either with or without cause, by the Member(s) that designated and elected such Representative.
Section 4.12 Vacancies. Any vacancy occurring with respect to a Representative serving on the Board of Representatives will be filled solely by the Member(s) that designated and elected such Representative.
Section 4.13 Action by Written Consent. Any action that may be taken or approval that may be provided at a meeting of the Board of Representatives may be taken or provided without a meeting if a consent in writing, setting forth the action to be taken or approval to be provided, is signed by all Representatives. Prior to its execution, the writing referred to in the preceding sentence of this Section 4.13 will be sent to all Representatives on the Board of Representatives at substantially the same time and by the same manner of transmission.
Section 4.14 Provision of Notice to the Representatives. Any notice required or permitted to be given to any Representative pursuant to any Requirements of Law or this Agreement shall be prepared in writing and given or made by the Secretary of the Company (or, if there is no Secretary, any other Officer performing duties similar to those to be performed by the Secretary), and shall be deemed to have been duly given or made upon receipt, by personal hand-delivery, by facsimile transmission, by electronic mail or by air courier guaranteeing overnight delivery, sent to such address as such Representative may specify by notice to the Secretary of the Company (or such other Officer). For purposes of this Agreement, “Requirements of Law” means the organizational documents of an entity, and any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other governmental authority, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject.
Section 4.15 Management of the Company’s Subsidiaries.
          (a) To the extent that a Subsidiary is created, such Subsidiary shall be treated like the Company for all purposes, including the requirements relating to (i) the constitution of the board of representatives or directors thereof and (ii) matters requiring a Supermajority Vote before the taking of an action. For the sake of clarity, any action which may not be taken by the Company except in accordance with the terms of this Agreement, may not be taken by the Subsidiary except in accordance with the terms of this Agreement and a provision to such effect will be included in any Subsidiary’s organizational documents.

          (b) For the purposes of this Agreement, “Subsidiary” means with respect to any specified Person, (a) a corporation of which more than fifty percent (50%) of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.
Section 4.16 Appointment of Independent Auditors. The Company shall, at all times, retain an independent auditor of the Company (the “Auditor”) to audit the books and records of the Company. The Auditor shall be KPMG LLP, unless and until another nationally recognized accounting firm is selected by a Supermajority Vote of the Board of Representatives.
Section 4.17 Internal Controls. The Company will use its reasonable best efforts to implement and maintain a system of internal controls over financial reporting meeting the requirements of the Securities and Exchange Commission (the “Commission”), for a company that is subject to the rules of the Commission, and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), no later than the date that Globe Specialty Metals, Inc. is required to implement and maintain such a system of internal controls over financial reporting by the rules of the Commission. The Company shall keep each of the Members informed of its efforts to implement such procedures and provide the Members with the results of any assessments as to the effectiveness of such controls.
Section 4.18 Company Policies; Use of Landfill.
          (a) The Company hereby agrees to manage its business and operations consistent with the principles set forth in the following policies (the “Policies”): (a) the Code of Conduct attached hereto as Exhibit A (the “Code of Conduct”); and (b) the Responsible Care Guiding Principles attached hereto as Exhibit B or a similarly comprehensive health, safety and environmental program reasonably acceptable to the Members. The Company shall and shall direct its Officers to conduct the activity of the Company in accordance with the Policies and at a level commensurate with industry standards and, in all cases, in accordance with all Requirements of Law (including, without limitation, those related to labor, safety and environmental matters) and otherwise in accordance with past practices and generally accepted industry standards. For the avoidance of doubt, the Policies do not apply to Members in their capacity as Members. The Members and/or Officers of the Company may from time to time propose additional operating policies and other policies, for the consideration and subject to the approval of the Members or the Board of Representatives by a Supermajority Vote.
          (b) The Company hereby agrees to use its reasonable best efforts to maintain, or cause to be maintained on its behalf, insurance coverage at least as favorable to the Company as the coverage in place on the date hereof, except as otherwise may be approved by the Members in accordance with Section 4.04. The Company shall also consider in good faith any requests by any of the Members that the Company enhance the coverage maintained.

          (c) Without the prior consent of the Board of Representatives pursuant to Supermajority Vote of the Board of Representatives, the Company agrees that at no time will it directly or indirectly use the landfill referred to as the Jarrett Branch Landfill to dispose or deposit of any substance, material, pollutant, waste or other product of the Company.
Section 4.19 Operating Committee. Each of the Series A Members acting together and the Series B Member shall appoint three (3) members of their respective senior management teams to an executive operating committee (“Operating Committee”). The Operating Committee shall meet not more often than once per quarter (unless otherwise requested to meet more frequently by any Representative) and shall be generally responsible for receiving reports upon and discussing operational matters between the parties, including, without limitation, the parameters of a budget, pricing of Output and related production schedules, and any disputes or differences of the Members under this Agreement and/or the Output and Supply Agreement. The Operating Committee shall report the results of their discussions to the Board of Representatives, and shall endeavor in good faith to provide a consensus view on issues. The manager of the plant shall be an ex-officio member of the Operating Committee. The Operating Committee is a working committee of the Company whose members need not be Representatives. The initial Operating Committee members are set forth in Exhibit D hereto.
Section 4.20 Preparation of the Annual Budget.
          (a) On a date during the first two (2) weeks of November of each year or such other date as agreed by the Members, the Operating Committee shall prepare, with the assistance of the management of the plant, and submit to the Board of Representatives for its approval the Annual Budget and corresponding production/scheduling plan for the operation of the Company and its Subsidiaries (if any), during the next calendar year (including the annual capital expenditure plans for maintenance and compliance and as contemplated by the Output and Supply Agreement). The Annual Budget shall substantially be in the form of the budget attached hereto as Exhibit C (the “Annual Budget”). The Annual Budget shall show, on a month-by-month basis (or such other periods as shall be approved by the Members), in reasonable detail, each line item of anticipated income and expense for the Company in such form as shall be approved by the Operating Committee from time to time and, with respect to the calendar year in which the Closing Date (as defined in the Purchase Agreement) occurs, shall be prorated for the remaining term of the then current calendar year. The Annual Budget shall note the cost of any raw materials to be supplied by a Member or its Affiliates and include a production schedule for the manufacture of each Member’s portion of the plant’s production.
          (b) If the Board of Representatives fails to approve any portion of the Annual Budget pursuant to Section 4.20(a) prior to the commencement of the fiscal year to which such budget relates, the Company shall be operated during such fiscal year (i) in accordance with such portions of the Annual Budget as to which agreement has been reached, and (ii) with respect to those portions of the Annual Budget as to which agreement has not been reached, at rates or levels of expenditures comparable to those reflected in the Annual Budget for the preceding year increased by the lesser of (x) five percent (5%) or (y) the percentage of increase as in the consumer price index (applicable to Alloy, West Virginia, as published by the

U.S. Department of Labor, Bureau of Labor Statistics) from the first day of the last fiscal year for which an Annual Budget was approved to the last day of the fiscal year immediately preceding the fiscal year to which the Annual Budget in dispute relates; provided, however, the Board of Representatives shall have the power to approve the expenditure of a reasonable amount of funds under the circumstances for emergency repairs required to operate the business in its ordinary course.
          (c) Neither party may use its rights to approve the Annual Budget and the related production/scheduling plan, as well as material amendments thereto, to alter, indirectly, its rights and obligations under the Output and Supply Agreement, including without limitation, Section 2.3 thereof.
Section 4.21 Transactions with Affiliates. Subject to Section 4.04, the Company may enter into a transaction or series of related transactions with the Members or any of their Affiliates (including, for the sake of clarity, the Management Services Agreement) so long as such transaction or series of related transactions is on terms, from the Company’s perspective, generally consistent with those achievable on an arms-length basis. At least once per year the Company shall provide each Member with a true and correct summary of the material terms of any such transactions and the Members shall be entitled to all audit rights under Section 13.04 in connection with any such transactions. In addition to the foregoing, in entering into such transactions, the Members shall not intentionally disadvantage the Company, in relation to the Members’ and its Affiliates’ other facilities, in terms of the procurement of raw materials or other items. For purposes of this Agreement; (i) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls (as defined in this Section 4.21), is Controlled by, or is under common Control with, such Person; provided, that the Company shall not be deemed an Affiliate of any Member; and (ii) “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
Section 4.22 Retained Membership Units. Globe and DCC Parent each agree, as of the date hereof and at all times prior to a permitted Transfer by the Series A Members or Series B Member, as applicable, to an unaffiliated party in accordance with ARTICLE X, to directly or indirectly retain 100% of the equity interests in any entity that owns any Membership Interests or rights under the Output and Supply Agreement; provided, however, each of Globe and DCC Parent may transfer, or permit the transfer of, equity interests in any such entity to any direct or indirect wholly owned Affiliate of Globe or DCC Parent, as applicable; provided, further that no such transfer shall relieve any Member of any of its obligations hereunder.
ARTICLE V
OFFICERS
Section 5.01 Appointment of Officers. The Board of Representatives may appoint a Chairperson, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief or Senior Financial Officer (subject to clause (b) below), a Secretary, a Treasurer and one (1) or more Senior Vice Presidents or Executive Vice Presidents and (b) the Series B Representatives may appoint, and fill any related vacancy of, a Chief or Senior Financial Officer, which may be the Vice President — Director of Finance, in each case, subject to the approval by the Series A Representatives, which approval shall not be unreasonably withheld (the officers identified in clauses (a) and (b) collectively, the “Designated Officers”). As of the date hereof, the persons listed on Schedule 5.01 are the Designated Officers of the Company. The appointment and hiring of other officers of the Company, including, but not limited to, one (1) or more Vice Presidents and Directors (together with the Designated Officers, the “Officers”), will be made by the President or the Board of Representatives from time to time. Unless otherwise specified by the Board of Representatives or the President at the time of appointment, each Designated Officer and other Officer, respectively, will hold office until his or her death, resignation or removal. Except as set forth in Section 4.04, the employment or retention of any agents or representatives as may be necessary or appropriate for the conduct of the Company’s business will be made by the President. No Member or Representative may appoint officers or employees or employ or retain agents and representatives of the Company.
Section 5.02 Resignation; Removal; Vacancies. Any Designated Officer may resign at any time by giving written notice to the Board of Representatives and any other Officer may resign at any time by giving written notice to the President. Unless otherwise stated in a notice of resignation, such resignation will take effect when received by the Board of Representatives or the President, as applicable, without any need for acceptance. Subject to Section 5.01, the Board of Representatives will have the right to remove any Designated Officer, with or without cause, at any time and, subject to Section 5.01, the President and the Board of Representatives will each have the right to remove any other Officers, with or without cause, at any time. In the event of a vacancy occurring in (i) any Designated Officer position, such vacancy will be filled by the Board of Representatives and (ii) any other Officer position, such vacancy will be filled by the President or the Board of Representatives.
Section 5.03 Delegation of Authority. Subject to Section 4.04, the Board of Representatives hereby delegates to the Officers the authority, right and power to manage the Company’s business and to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement; provided that the delegation of authority in this Section 5.03, (i) to the President may be revoked in whole or in part at any time or from time to time by the Board of Representatives, and (ii) to the other Officers may be revoked in whole or in part at any time or from time to time by the President; provided, further, that no such revocation will affect the rights of a third party under a contract entered into by the Company pursuant to such delegated authority prior to the revocation thereof. Except as otherwise expressly provided for in this Agreement, no Member or Representative may delegate any authority, right or power to manage the Company’s business or to take actions on behalf of the Company to any other Person.
Section 5.04 Authority, Duties and Compensation. Except as otherwise set forth in this Agreement and subject to the provisions of Section 4.04, the powers and responsibilities of (i) each Designated Officer will be comparable to those normally assigned to corporate officers of equivalent title or as otherwise determined by the Board of Representatives and (ii) each other Officer will be comparable to those normally assigned to corporate officers of equivalent title or as otherwise determined by the President. Any number of offices may be held by the same person. The initial salaries and compensation arrangements of the Designated Officers shall generally be consistent with those in effect on the date hereof.
Section 5.05 Benefit Plans. Subject to approval, from time to time, by the Board of Representatives, the Company shall maintain each and every benefit plan presently in existence and set forth on Schedule 5.05 (the “Alloy Benefit Plans”) and shall continue to be responsible for all benefits and liabilities with respect to such Alloy Benefit Plans, as such Alloy Benefit Plans may be amended or modified from time to time.
ARTICLE VI
CAPITAL CONTRIBUTIONS, MEMBERSHIP UNITS
AND CAPITAL ACCOUNTS
Section 6.01 Capital Contributions. (a) On or prior to the date of this Agreement, each of the Series A Members (or their predecessors in interest) and Series B Member shall have made (or been deemed to have made) a Capital Contribution to the Company in the amount set forth opposite such Member’s name on Schedule 3.02 (which amount is net of any amounts distributed in accordance with Section 7.01) and, in consideration thereof, the Company shall have issued to such Member (or its predecessor in interest) the number of Membership Units of such series as is set forth opposite such Member’s name on Schedule 3.02. Upon the admission of any additional Member of the Company, Schedule 3.02 will be restated to reflect the admission of such additional Member, the Capital Contribution made to the Company by such additional Member and the number and series of Membership Units issued to such additional Member.
          (b) For purposes of this Agreement, “Capital Contribution” means, with respect to any Member, the total amount of cash and the Gross Asset Value (as defined in Section 8.01(b)) of any other property (other than cash) contributed (or deemed to be contributed) to the Company by such Member pursuant to this Agreement and, with respect to the initial Capital Contributions through the date hereof, pursuant to the Purchase Agreement and taking into account, for the avoidance of doubt, Section 2.3 thereof.
Section 6.02 Additional Capital Contributions. (a) No Member shall be obligated to make Capital Contributions to the Company without the consent of such Member, nor shall any Member be entitled to make any Capital Contribution other than as contemplated by Section 6.01 or pursuant to this Section 6.02 or Section 6.03, provided that this sentence shall not limit the obligations of Members to make payments pursuant to Section 10.01(d). The Board of Representatives shall amend Schedule 3.02 to reflect the making of any additional Capital Contributions and the issuance of any additional Membership Units hereunder.
          (b) Subject to Section 6.02(c), in the event that the Board of Representatives determines that the Company requires additional funds for proper Company purposes other than making distributions to the Members, the Company, on behalf of the Board of Representatives (following approval pursuant to Section 4.04), shall make one (1) or more written requests for the Members to make additional Capital Contributions in cash (the

“Additional Cash Contributions”). The respective portion of any Additional Cash Contributions will be determined pro rata based on the number of Membership Units held by such Member relative to the number of Membership Units held by all Members at the time of such request. Members, when so requested, will have the obligation to make their full requested Additional Cash Contributions. Such request will specify the date on or before which the contributions must be delivered to the Company, which date will not be earlier than thirty (30) calendar days after the provision of notice of such request to all Members. In the event that any Member fails to make any required Additional Cash Contribution, the other Members shall have the right to loan to the Company (in proportion to their relative ownership interest in the Company) the amount of such Additional Cash Contribution on an unsecured basis at an interest rate of LIBOR (London Interbank Offered Rates with a term of three (3) months as published in The Wall Street Journal) plus 10% (1000 basis points); provided that (i) the making of a loan by any other Member pursuant to this Section 6.02(b) shall not relieve a non-contributing Member’s obligation to make the applicable Additional Cash Contribution (together with any accrued, but unpaid, interest) and (ii) on the last business day of each calendar quarter, such non-contributing Member shall contribute to the Company an amount equal to the aggregate amount of interest accrued (whether or not paid) on such loan during such quarter. No additional Membership Units shall be issued by the Company with respect to any Additional Cash Contributions or contributions made relating to the Company’s interest expense incurred pursuant to any loan accepted pursuant to this Section 6.02(b) unless approved by the Board of Representatives by Supermajority Vote.
           (c) Prior to requesting any future funding from the Members, the Board of Representatives, by a Supermajority Vote, shall confirm whether such funding shall be in the form of equity or debt (and if debt, the terms thereof).
Section 6.03 Funds for Special Projects. In the event that any Member desires to make funds available for the purpose of modifying or building equipment in order to satisfy the production needs solely of such Member, the Members agree to use reasonable efforts to determine, in good faith, an appropriate method to allow such Member to make the funds available and to modify this Agreement accordingly; provided, however, except as specifically agreed upon by all Members, no such funding by a Member shall be deemed a Capital Contribution and no such funding shall alter the relative ownership interests of the Members in the Company or their Capital Accounts.
Section 6.04 Capital Accounts.
           (a) The Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with the following provisions. The Capital Accounts shall be maintained for each Member in accordance with Treasury Regulations Sections 1.704-1(b) and 1.704-2. The initial Capital Accounts of the Series A Members and the Series B Member shall be as set forth on Schedule 3.02.
          (i) Each Member’s Capital Account shall be increased by the amount of such Member’s Capital Contributions, if any (to the extent not taken into account in the initial Capital Account set forth on Schedule 3.02), the amount of Net Profits (as defined in Section 8.01(a)) allocated to such Member pursuant to Article VIII, and the amount of any Company liabilities assumed by such Member (or taken subject to).
          (ii) Each Member’s Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any other Company property distributed to such Member pursuant to any provision of this Agreement, any Net Losses (as defined in Section 8.01(a)) allocated to such Member pursuant to Article VIII and the amount of any liabilities of such Member assumed by the Company (or taken subject to).
           (iii) In the event all of a Member’s Membership Units are Transferred (as defined in Section 10.01) in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of such Member to the extent such Capital Account relates to the Transferred Membership Units.
          (iv) In determining the amount of liability for purposes of Section 6.04(a)(i) and Section 6.04(a)(ii), there shall be taken into account Section 752(c) of the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable provisions of the Code and the treasury regulations promulgated thereunder (the “Treasury Regulations”).
           (b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Board of Representatives shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 6.04 if necessary in order to comply with Section 704 of the Code, Treasury Regulations Section 1.704-1 and other applicable Treasury Regulations.
Section 6.05 Return of Capital. Except upon the dissolution of the Company or as otherwise provided herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions.
Section 6.06 No Interest on Capital Contribution. No Member shall be paid interest on any of its Capital Contributions or on its Capital Accounts, except as specifically provided herein.
Section 6.07 Loans from Members. Subject to Section 4.04, the Board of Representatives may request one (1) or more Members to make loans to the Company or, except as contemplated by Section 6.02, otherwise advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company; provided that no Member shall be required to make any such loans or advances to the Company. Such loans or advances by a Member to the Company shall not be considered Capital Contributions. If any Member shall make such loans or advances, the making of such loans or advances shall not result in any increase in the amount of the Capital Account of such Member. The amounts of any such loans or advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made. The repayment of such loans or advances from a Member to the Company upon liquidation shall be subject to the order of priority set forth in Section 15.03. No act or failure to act of any such Member(s) making loans to the Company shall affect the rights of such Member(s) as a lender to the Company.
Section 6.08 Issuance of Membership Units. Except as provided in Section 6.03, as evidence of any Capital Contribution by a Member that is not pro rata based on the number of Membership Units held by such Member relative to the number of Membership Units held by all Members, the Company shall issue Membership Units. The Membership Units shall be issued at fair market value as determined by the Board of Representatives in its reasonable, good faith judgment. In the event Membership Units are issued to a Member after the date of this Agreement, Schedule 3.02 will be amended to reflect such issuance.
ARTICLE VII
DISTRIBUTIONS
Section 7.01 Initial Distribution.
          (a) On the date hereof, in connection with the Purchase Agreement and the transactions contemplated thereby, the Company shall make a distribution, in cash, to the Series A Members in the aggregate amount of one hundred million dollars ($100,000,000) in proportion of their equity interests in the Company, of which Eighty Eight Million Sixty Three Thousand Dollars ($88,063,000) shall be treated for income tax purposes as consideration for the sale to the Company of the assets, or the portion of the assets, set forth on Schedule 13.09 pursuant to Treasury Regulations Section 1.707-3(a) and Eleven Million Nine Hundred Thirty Seven Thousand Dollars ($11,937,000) shall be treated for income tax purposes as a reimbursement of pre-formation expenditures pursuant to Treasury Regulations Section 1.707-4(d).
          (b) In addition, promptly following the determination of the Closing Date Alloy Balance Sheet (as such term is defined in the Purchase Agreement), the Members and the Company shall make all payments contemplated by Section 2.3 of the Purchase Agreement.
Section 7.02 Distributions. (a) Subject to Section 7.01 and except as otherwise set forth herein, distributions to the Members shall be made at such times and in such amounts as the Board of Representatives shall determine in its sole discretion in accordance with Section 4.04, pro rata based on the number of Membership Units held by each Member relative to the aggregate number of Membership Units held by all Members; provided, however, that it is the intention of the Members that, to the extent there is cash available in excess of ordinary or anticipated working capital requirements and reasonable reserves, the Company shall distribute such excess cash to the Members on a regular basis but at least quarterly.

          (b) Distributions may be made in cash or property on the basis of such property’s Gross Asset Value, as determined by the Board of Representatives in its reasonable judgment; provided that any such distributions to the Members shall consist of the same relative composition of cash and/or property to each Member, except as otherwise expressly permitted herein and subject to approval by a Supermajority Vote of the Board of Representatives.
            Section 7.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Membership Units if such distribution would violate Section 18-607 of the Act or other applicable law.
            Section 7.04 Withholding. Notwithstanding any provision to the contrary contained in this Agreement, the Board of Representatives is authorized to take any action that it reasonably determines in good faith to be necessary or appropriate to cause the Company to comply with any federal, state, local or foreign withholding or deduction requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld or deducted, and amounts withheld or deducted with respect to any allocation, payment, or distribution by any Person to the Company, shall be treated as distributed to the applicable Member for purposes of this Agreement. If any such withholding or deduction requirement with respect to any Member exceeds the amount allocated or distributed to such Member under this Agreement or if any such withholding or deduction requirement was not, for whatever reason, satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s interest in the Company hereby indemnifies and agrees to hold harmless the other Members, the Company and the Board of Representatives for such excess amount, interest, penalties, additions to tax and costs and expenses of the Company and the Board of Representatives with respect to such withholding or deduction requirement, as the case may be. In furtherance of the foregoing, such Member shall provide the Company with immediately available funds to satisfy such obligation. Each Member shall promptly give the Company any certification or affidavit that the Company may request in connection with this Section 7.04.
            Section 7.05 Offset. Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company or any of its Affiliates pursuant to this Agreement, as determined by the Board of Representatives in its good faith reasonable judgment, may be deducted from such sum before payment, to the extent permitted by applicable law, and the amount so deducted shall be treated as distributed to such Member for purposes of this Agreement.
            Section 7.06 Distributions in Liquidation. Upon the liquidation of the Company, liquidation proceeds, if any, shall be distributed in accordance with the provisions of Section 15.03(b).
ARTICLE VIII
ALLOCATIONS
            Section 8.01 Calculation of Net Profits and Net Losses. (a) For purposes of this agreement, “Net Profit” or “Net Loss” as the case may be, means, for each fiscal year, the Company’s taxable income and loss for such fiscal year as determined in accordance with the accounting methods followed by the Company for federal income tax purposes and in accordance with Section 703(a) of the Code (including for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code), with the following adjustments:
          (i) Any income of the Company that is exempt from federal income tax and described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Net Profit and Net Loss pursuant to this definition shall be added to such taxable income or loss;
          (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit and Net Loss pursuant to this definition shall be subtracted from taxable income or loss;
          (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 8.01(b)(ii) or (b)(iii), the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such Company asset for purposes of computing Net Profit and Net Loss;
          (iv) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset may differ from its Gross Asset Value; and
          (v) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation (as defined in Section 8.01(c)) for such fiscal year shall be taken into account.
          (b) For purposes of this Agreement, “Gross Asset Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:
          (i) The initial Gross Asset Value of any Company asset (other than cash) contributed by a Member to the Company shall be (i) in the case of the initial capital contributions made on or prior to the date hereof, the fair market value amount set forth on Schedule 13.09 next to each asset and (ii) in the case of subsequent capital contributions, the gross fair market value of such Company asset as of the date of such contribution, as determined in good faith by the Board of Representatives;
          (ii) The Gross Asset Value of each Company asset shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g) to equal its gross fair market value, as determined in good faith by the Board of Representatives, as of the following times: (A) immediately before the admission of a new Member to the Company or the acquisition of an additional interest in the Company by any existing Member in exchange for more than a de minimis capital contribution, in either case by the issuance of additional Membership Units to such Member by the Company; (B) immediately before the distribution by the Company of money or other property (other than a de minimis amount) as consideration for all or part of a Member’s Membership Units; (C) immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) immediately before the grant of Membership Units in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity in anticipation of being a Member; provided that an adjustment described in (A), (B) and (D) of this paragraph shall be made only if the Board of Representatives, in its sole discretion determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;
          (iii) The Gross Asset Value of a Company asset distributed to any Member shall be the gross fair market value of such Company asset as of the date of distribution thereof, as determined in good faith by the Board of Representatives; and
          (iv) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii), such Gross Asset Value shall thereafter be adjusted to reflect Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.
          (c) For purposes of this Agreement, “Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Representatives.
            Section 8.02 Allocations of Net Profits and Net Losses. After giving effect to the special allocations set forth in this Article VIII, Net Profit, Net Loss and items thereof for any fiscal year shall be allocated to the Members pro rata based on the number of Membership Units held by each Member relative to the aggregate number of Membership Units held by all Members.
            Section 8.03 Loss Limitation. Notwithstanding any provision of Section 8.02, no item of Net Loss or other deduction or loss shall be allocated to a Member to the extent the allocation would cause or increase a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) (“Adjusted Capital Account Deficit”). In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of such allocation of Net Loss or other deduction or loss, the limitation set forth in this Section 8.03 shall be applied on a Member-by-Member basis so as to allocate the maximum permissible deduction or loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction shall be specially allocated to a Member pursuant to the preceding sentence, an equal amount of income of the Company shall be specially allocated to such Member prior to any allocation pursuant to Section 8.02.
            Section 8.04 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any Adjusted Capital Account Deficit. Any special allocation of items of income or gain pursuant to this Section 8.04 shall be taken into account in computing subsequent allocations pursuant to Section 8.02 so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Section 8.04 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of Section 8.02 if such unexpected adjustments, allocations or distributions had not occurred. This Section 8.04 is intended to constitute a “qualified income offset” pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.
            Section 8.05 Nonrecourse Deductions. Nonrecourse deductions, within the meaning of Treasury Regulations Section 1.704-2(b)(1) and (c), for any fiscal year shall be specially allocated to the Members pro rata based on the number of Membership Units held by each Member relative to the aggregate number of Membership Units held by all Members.
            Section 8.06 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined in this Section 8.06) for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1). For purposes of this Agreement (i) “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4) and (ii) “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(1) and 1.704-2(i)(2).
Section 8.07 Minimum Gain Chargeback. In the event there is a net decrease in Company Minimum Gain (as defined in this Section 8.07) during any fiscal year, each Member shall be allocated items of income and gain for such year equal to such Member’s share of the net decrease in Company Minimum Gain within the meaning of Treasury Regulations Section l.704-2(g)(2), except to the extent not required by Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, “Company Minimum Gain” has the same meaning as the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and (d). This Section 8.07 is intended to constitute a “minimum gain chargeback” as set forth in Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied consistently therewith.
Section 8.08 Member Minimum Gain Chargeback. In the event there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in this Section 8.08) during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt (as defined in this Section 8.08), determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. This allocation shall be made in accordance with Treasury Regulations Section 1.704-2(i)(4) and (f). For purposes of this Agreement “Member Nonrecourse Debt Minimum Gain” has the same meaning as the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2). This Section 8.08 is intended to constitute a “partner nonrecourse debt minimum gain chargeback” as set forth in Treasury Regulations Section 1.704-2(i) and shall be interpreted and applied consistently therewith.
Section 8.09 Section 754 Adjustment. In the event of a Transfer (as defined in Section 10.01(b)) of a Member’s Membership Units pursuant to Article X, at the request of the Member Transferring such Membership Units or its successor in interest that the Company make an election under Section 754 of the Code, the Board of Representatives may, in its sole discretion after making a good faith determination, cause the Company to make such election (which election, unless properly revoked, will, in accordance with Section 754 of the Code and the Treasury Regulations thereunder, be binding with respect to all subsequent Transfers of Membership Units of the Company and with respect to certain distributions of property by the Company).
Section 8.10 Tax-Related Regulatory Provisions. The provisions of Section 8.03 through Section 8.09 (collectively, the “Tax-Related Regulatory Provisions”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all allocations pursuant to the Tax-Related Regulatory Provisions shall be offset either with other allocations pursuant to the Tax-Related Regulatory Provisions or, if necessary, with corrective allocations of other items of income, gain, loss or deduction pursuant to this Section 8.10. Therefore, notwithstanding any other provision of this Agreement, other than the Tax-Related Regulatory Provisions, allocations pursuant to the Tax-Related Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Tax-Related Regulatory Provisions to each Member are equal to the net amount that would have been allocated to such Member if the Tax-Related Regulatory Provisions were not part of this Agreement.
Section 8.11 Tax Allocations.
          (a) Items of income, gain, loss, deduction and credit realized by the Company shall, for each fiscal year, be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Net Profit or Net Loss of which such items are components were allocated pursuant to this Article VIII.
          (b) Notwithstanding the provisions of Section 8.11(a), items of income, gain, loss, deduction and credit realized by the Company, for each fiscal year, with respect to which there is a difference between the adjusted basis for federal income tax purposes and the Gross Asset Value on the date of contribution or on the date such Gross Asset Value is adjusted pursuant to Section 8.01(b)(ii), as applicable, shall be allocated in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder as determined by the Board of Representatives, taking into account the provisions of Treasury Regulations Section 1.704-3(a)(2); provided, however, that such items the Company realizes with respect to the assets, or the portion of any assets, that are treated as contributed by the Series A Members to the Company on or prior to the date hereof for federal income tax purposes after taking into account the Treasury Regulations promulgated under Section 707 of the Code, as set forth on Schedule 13.09, shall be allocated in accordance with the remedial allocation method set forth in Treasury Regulations Section 1.704-3(d).
          (c) The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 8.11 and hereby agree to be bound by the provisions of this Section 8.11 in reporting their respective shares of items of Company income, gain, loss, deduction and expense.
Section 8.12 Allocations by the Board of Representatives. All elections, decisions and other matters concerning the allocation of income, gains and losses among the Members, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Representatives in good faith. Such determination made in good faith by the Board of Representatives shall, absent manifest error, be final and conclusive as to all Members.

ARTICLE IX
[RESERVED]
ARTICLE X
TRANSFERS
Section 10.01 Transfer Restrictions Generally. (a) For a period of five (5) years after the date hereof, no Member is entitled to Transfer Membership Units without the prior written consent of the other Members (which consent may be withheld for any or no reason), except as provided in Section 10.05. In addition, no Member may at any time Transfer less than one hundred percent (100%) of its (and its Affiliates’) Membership Units. A Series A Member may only Transfer its Series A Membership Units in conjunction with a Transfer by the other Series A Member of its Series A Membership Units, except as provided in Section 10.05. All permitted Transfers (other than Transfers contemplated by Section 10.05) are subject to a corresponding transfer of all of a Member’s (and its Affiliates’) rights and obligations under the Output and Supply Agreement. Each Member may Transfer its (and its Affiliates’) Membership Units only in accordance with, and subject to the provisions of, this Article X. For purposes of this Agreement, each of “Transfer” and “transfer” means, with respect to any Membership Units, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law or pursuant to a merger, consolidation or similar business combination, of such Membership Units; provided, that a pledge of Membership Units to a financial institution in connection with any bona fide loan to a Member or its Affiliates from such financial institution in which such financial institution does not have the power to vote or dispose of such Membership Units other than in case of a default caused by the action or inaction of such Member, and in such case, such financial institution holds the Membership Units subject to the terms and conditions of this Agreement, shall not be deemed a Transfer; provided further, that (i) a transfer of equity interests in Globe Specialty Metals, Inc. shall not be deemed a Transfer (although, if applicable, may give rise to a right under Section 10.03 below), (ii) a transfer of the equity interests of DCC Parent shall not be deemed a Transfer, (iii) a transfer of the equity interests of a Member substantially all of whose assets are comprised of Membership Units shall be deemed a Transfer and (iv) “Transferred”, “transferred”, “Transferee”, and “transferee” each have a correlative meaning. Upon any foreclosure by a financial institution on the Membership Units of the Series A Members pledged to such financial institution in accordance with the first proviso in the foregoing sentence, the Series B Member shall have the right to (i) assume the operation of the Company (including, for the sake of clarity, all responsibilities under the Management Services Agreement), (ii) remove one of the Series A Representatives and (iii) appoint one (1) additional Representative to the Board of Representatives. Following the exercise of such option, the Series A Member(s) will be entitled to appoint only two (2) Representatives and the Series B Member shall be entitled to appoint three (3) Representatives. Upon any foreclosure by a financial institution on the Membership Units of the Series B Member pledged to such financial institution in accordance with the first proviso in the fourth sentence of this Section 10.01(a), if at the time of such foreclosure the Series B Member has the right to appoint the majority of Representatives to the Board of Representatives, then the Series A

Members shall have the right to (i) assume the operation of the Company (including, for the sake of clarity, all responsibilities under the Management Services Agreement), (ii) remove one of the Series B Representatives and (iii) appoint one (1) additional Representative to the Board of Representatives. Following the exercise of such option, the Series B Member will be entitled to appoint only two (2) Representatives and the Series A Member(s) shall be entitled to appoint three (3) Representatives.
          (b) Notwithstanding anything herein to the contrary, no Member shall be entitled to Transfer Membership Units (including to an Affiliate) at any time if such Transfer would violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Membership Units.
          (c) Any purported Transfer of Membership Units (and the related transfer of the Output and Supply Agreement) other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer of the Membership Units or related rights under the Output and Supply Agreement for any purpose and shall not reflect in its records any change in record ownership of Membership Units pursuant to any such Transfer. Any Member purporting to make a Transfer which is null and void pursuant to this Agreement shall (until such time as such Member agrees in a writing executed by such Member and delivered to the Company that such purported Transfer is rescinded and shall have no force or effect) cease to have any rights and powers otherwise provided to such Member pursuant to this Agreement or pursuant to the Act with respect to the Company, except that such Member shall have the right to share in such profits and losses, to receive such distributions, and to receive such allocation of income, gain, loss, deduction, or credit or similar item to which such Member is otherwise entitled pursuant to this Agreement. Any purported Transferee of a Transfer which is null and void pursuant to this Agreement shall have no rights or powers with respect to the Company pursuant to this Agreement or pursuant to the Act. To the extent that any purported Transfer which is null and void pursuant to this Agreement is nonetheless construed to be a valid assignment under applicable law, the rights and powers with respect to the Company of the Member making such Transfer and of the Transferee shall be as provided in Section 18-702(b) of the Act with respect to assignors/members and assignees, respectively, and, therefore, (i) the Transferee will not become or be entitled to exercise any rights or powers of a member of the Company, (ii) the Transferee will be entitled to share in such profits and losses, to receive such distributions, and to receive such allocation of income, gain, loss, deduction, or credit or similar item to which the Member making such Transfer was otherwise entitled pursuant to this Agreement, to the extent assigned, and (iii) the Member making such Transfer shall cease to be a member of the Company and to have the power to exercise any rights or powers of a member if such Transfer is a valid assignment under applicable law of all of such Member’s Membership Units; provided, however, any purported assignment or transfer of the Output and Supply Agreement related thereto shall nevertheless be null and void and of no effect.
          (d) Any Member that proposes to Transfer Membership Units in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer.

Section 10.02 Rights of First Refusal. Following the five (5) year period immediately following the date hereof, if either of the Series A Members acting together or the Series B Member desire to Transfer one hundred percent (100%) of its (and its Affiliates’) Membership Units (it being agreed that it (and its Affiliates) shall not be entitled to Transfer less than such one hundred percent (100%) amount) and such party shall have received a bona fide written proposal from a third party to acquire its or their Interests in the Company and such party’s rights under the Output and Supply Agreement which otherwise complies with the terms of this Agreement, then the Transfer shall be permitted as provided herein, subject to a right of first refusal in favor of the other Member(s) in accordance with the following provisions:
          (a) The transferring Member(s) shall provide the other Member(s) having a right of first refusal under this Section 10.02 with written notice (an “Offer Notice”) of its or their desire to Transfer its Membership Units. The Offer Notice shall state that such Member(s) wish(es) to Transfer its Membership Units, the name and identity of the transferee, the proposed purchase price for its Membership Units and any other terms and conditions material to the sale set forth in the bona fide offer and contain a copy of the bona fide offer.
          (b) The other Member(s) shall have a period of up to thirty (30) days following receipt of an Offer Notice from the transferring Member to elect to purchase (or to cause one (1) or more of its Affiliates to elect to purchase), all of such transferring Member’s (and its Affiliates’) Membership Units (and rights under the Output and Supply Agreement) on the terms and conditions set forth in the Offer Notice, including, for the sake of clarity, any terms of any supply agreement or arrangement to be entered into with such third party in conjunction with any such Transfer, by delivering to the transferring Member a written notice of such election.
          (c) If the Series A Members or the Series B Member, as applicable, elects to purchase (or to cause one (1) or more of its Affiliates to elect to purchase), all of the Membership Units (and rights under the Output and Supply Agreement) which are the subject of the proposed Transfer, on the terms and conditions set forth in the Offer Notice within the applicable thirty (30) day period, such purchase shall be consummated within three (3) months (or such longer period as may be reasonably required to obtain any necessary regulatory approval) after the date on which the purchasing Member notifies the transferring Member of such election.
          (d) If none of the Members nor any of their Affiliates elects to purchase, in the aggregate, all of the transferring Member’s (and its Affiliates’) Membership Units (and rights under the Output and Supply Agreement) on such terms and conditions within such initial thirty (30) day period, the transferring Member (and its transferring Affiliates) may Transfer such Membership Units to the proposed transferee at any time within six (6) months following such period on terms and conditions, including purchase price, no more favorable to the transferee than those specified in the Offer Notice.
Section 10.03 Rights Upon a Change of Control Event. A put in favor of the Series B Member shall be applicable in accordance with the following provisions if Globe or the applicable Series A

Member is the subject of a Change of Control Event (as defined in Section 10.03(h)) (in such case, each Series A Member shall be a “Change of Control Member”).
          (a) In the event that the Series B Member elects to sell its Membership Units in accordance with this Section 10.03, the Series B Member shall have the right, at its sole option, to retain all or any portion of its rights (and the corresponding obligations) under the Output and Supply Agreement for a period of up to two (2) years, with any amendments or modifications as may be mutually agreed to by the Members (and their Affiliates).
          (b) Not later than 2 business days following either (x) the execution of a definitive agreement providing for a Change of Control Event or (y) in the event there is no definitive agreement for the Change of Control Event or the Change of Control Event occurs without the consent of the board of directors of Globe or the Change of Control Member, receipt of notice by Globe or the Change of Control Member of the occurrence of a Change of Control Event, Globe or the Change of Control Member, as applicable, shall provide the Series B Member and the Board of Representatives with written notice (a “Put Notice”) describing in reasonable detail the material terms of a contemplated Change of Control Event or all material information with respect to the Change of Control Event. In the event the Series B Member is interested in the possibility of selling its Membership Units, the Series B Member shall notify Globe or such Change of Control Member, as applicable, that it wishes to consider such a sale of its Membership Units in the manner described below in this Section 10.03, provided that such notice must be provided within twenty (20) business days of the date the Series B Member received the Put Notice (the date that such notice of consideration of a sale is provided by the Series B Member, the “Put Trigger Date”). Globe or the applicable Change of Control Member, as applicable, shall use its reasonable efforts to make available to the Series B Member, Representatives of the other party to the Change of Control Event.
          (c) The fair market value (the “Valuation Price”) of all of the Membership Units owned by the Series B Member (and its Affiliates) (the “Affected Interests”) will be determined pursuant to the procedure described below.
          (d) During the fifteen (15) day period (the “Discussion Period”) following the Put Trigger Date, the Series B Member and Globe or the Change of Control Member, as applicable, will negotiate in good faith to determine such fair market value of the Affected Interests. If the Series B Member and Globe or the Change of Control Member, as applicable, agree on such valuation, then such agreed-upon amount shall be the Valuation Price of the Affected Interests for purposes of this Section 10.03. If the Series B Member and Globe or the Change of Control Member, as applicable, are unable to agree on such valuation by the end of the Discussion Period, such parties shall submit such valuation for determination by appraisal pursuant to the procedures set forth in Section 10.03(e). The Company shall make available to the Series B Member and Globe or the Change of Control Member, as applicable, such information that may be reasonably requested by either of them for the purposes of making this determination.

          (e) Within ten (10) days after the expiration of the Discussion Period, the Series B Member and Globe or the Change of Control Member, as applicable, will appoint an independent investment bank with a national reputation, who has not performed services for Globe or DCC Parent in the preceding two (2) years, as an appraiser. In the event that such parties fail to jointly select an appraiser within such time period, then at the request of the Series B Member or Globe or the Change of Control Member, as applicable, the American Arbitration Association located in New York, NY, shall provide the Series B Member and Globe or the Change of Control Member, as applicable, with a list of five (5) appraiser candidates of which each of the Series B Member and Globe or the Change of Control Member, as applicable, shall be allowed to strike one (1) name and both parties shall rank the remaining appraiser candidates in order of acceptance. The American Arbitration Association shall select one of the appraiser candidates remaining on the lists, taking into account the rankings of such candidates by the parties. The Company will provide the appraiser with any information which they reasonably request (subject to any applicable confidentiality restrictions) relating to the Company and/or its business and operations. The appraiser so appointed will determine the market value of the Affected Interests by determining the price that a willing seller and a willing buyer would agree to, in either case not under duress, but without giving effect to a control premium or to the premium that a strategic buyer may pay for the acquisition of the entire entity but giving effect to the obligations under the Output and Supply Agreement. The appraiser shall be requested to make its determination within a period of seven (7) business days.
          (f) The Series B Member shall have up to fifteen (15) days following the determination of the Valuation Price of the Affected Interests to elect to sell all of the Affected Interests for an amount in cash equal to the Valuation Price of the Affected Interests by delivering to Globe or the Change of Control Member, as applicable, a written notice of such election within such fifteen (15) day period.
          (g) If the Series B Member elects to sell (or to cause one (1) or more of its Affiliates to elect to sell) the Affected Interests, the closing of the sale of the Affected Interests, for an amount in cash equal to the Valuation Price of the Affected Interests, shall occur within thirty (30) days of delivery to Globe or the Change of Control Member, as applicable, of the written notice of such election as provided in Section 10.03(f), or such longer period as may be required to permit receipt of any required regulatory approval and such closing shall be conditioned on the closing of the Change of Control Event (to the extent that such Change of Control Event has not already occurred). At the closing of the transactions contemplated by this Section 10.03, the Members and the Company shall execute all documents reasonably required to effectuate such transactions. Notwithstanding anything herein to the contrary, there shall be no liability on the part of Globe or the Change of Control Member, as applicable, in the event that the Change of Control Event shall not be consummated for whatever reason. Whether a transaction constituting a Change of Control Event is effected by Globe or a Change of Control Member shall be in the sole discretion of Globe or such Change of Control Member, as applicable.

          (h) For purposes of this Agreement, “Change of Control Event” means the occurrence of any of the following: (a) the direct or indirect transfer, conveyance or other disposition (other than by way of merger or consolidation), in one (1) or a series of related transactions, of all or substantially all of the properties and assets of (i) Globe and its subsidiaries or (ii) the Change of Control Member and its subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (b) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as defined above) other than an Affiliate of Globe or the applicable Change of Control Member on the date hereof (but including any holding company formed by Globe subsequent to the date hereof as part of an internal restructuring) becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the capital stock or other equity interests of Globe or the Change of Control Member, measured by voting power or economic interest rather than number of shares or other equity interests; (c) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that the beneficial owners (as defined above) of the capital stock or other equity interests of Globe or the Change of Control Member immediately prior to such transaction or transactions cease to be the beneficial owners of at least 50% of the capital stock, measured by voting power or economic interest rather than number of shares or other equity interests, of the surviving or resulting entity of such transaction or transactions; or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (or similar board of managers) of Globe (together with any new directors or similar managers whose election by the Board of Directors (or similar board of managers) or whose nomination for election by the shareholders (or other equity holders) of Globe was approved by a vote of a majority of the directors or similar managers then still in office who were either directors or similar managers at the beginning of such period or whose election or nomination for election was previously approved) cease to constitute a majority of the directors or similar managers then in office; provided, that in the case of any of clauses (a)(ii), (b) or (c) above, if the Membership Units held by the Change of Control Member constitute all or substantially all of the assets of the Change of Control Member, then such event shall not constitute a Change of Control Event and shall not be subject to this Section 10.3, but rather shall be deemed a Transfer and subject to the provisions of Section 10.2 and Section 10.4 hereof. For the sake of clarity, no sale of equity securities by Globe in a public offering shall in and of itself constitute a Change of Control Event. Similarly, any such transaction by DCC Parent, its direct and indirect shareholders or its Affiliates where the Series B Membership Units do not constitute all or substantially all of the assets sold shall not be deemed to be a Transfer of the Series B Membership Units giving rise to rights under Section 10.02.
Section 10.04 Tag Along Rights. (a) In the case of a proposed Transfer (a “Tag-long Transfer”) of the Series A Membership Units by the Series A Members and/or any of its Affiliates, or the Series B Membership Units by the Series B Member and/or any of its Affiliates (in each case, the “Transferring Member”), the other Member(s) owning Membership Units may exercise tag-along rights in accordance with the following provisions (any such Member exercising such rights, a “Tagging Member”).

          (b) The Transferring Member shall promptly give notice (a “Tag-Along Notice”) to the other Member(s) owning Membership Units of any Tag-Along Transfer, setting forth that all of its Membership Units are proposed to be Transferred by the Transferring Member, the name and address of the proposed Transferee, the proposed purchase price for each of its Membership Unit (the “Tag-Along Per Unit Consideration”), and any other material terms and conditions of the Tag-Along Transfer; it being understood that such Tag-Along Notice may be given after the terms of the Tag-Along Transfer have been finalized and does not accord the Tagging Member with any rights to information as to the Transfer not required to be included in the Tag-Along Notice. The other Member(s) shall have a period of ten (10) days following the expiration of the period in which it must determine whether to elect to purchase all of the Transferring Member’s Member Units pursuant to Section 10.2(b) within which to elect to sell all of its Membership Units at a price per Membership Unit equal to the Tag-Along Per Unit Consideration in connection with such Tag-Along Transfer. Any other Member may exercise such right by delivery of an irrevocable written notice to the Transferring Member specifying such other Member desires to include in the Tag-Along Transfer all of its Membership Units. If the Transferring Member is unable to cause the proposed Transferee to purchase all the Membership Units proposed to be Transferred by the Transferring Member and the Tagging Members, then the Transferring Member may not make such Transfer. The Transferring Member shall have a period of sixty (60) days following the expiration of the ten (10) day period mentioned above to sell all the Membership Units agreed to be purchased by the Transferee, on the payment terms specified in the Tag-Along Notice. The sale of the Tagging Members’ Membership Units shall occur simultaneously with the sale of the Transferring Members’ Membership Units.
          (c) The Tagging Member shall agree (i) to make substantially the same representations and warranties to the Transferee with respect to itself and related items as the Transferring Member makes with respect to itself and related items in connection with the Tag-Along Transfer, (ii) to substantially the same covenants, indemnities and agreements with respect to itself and related items as agreed by the Transferring Member with respect to themselves and related items in connection with the Tag-Along Transfer (other than any non-competition or similar agreements or covenants that would bind such Tagging Member or its Affiliates), and (iii) to substantially the same terms and conditions to the Transfer of Membership Units as the Transferring Members agree. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by each Tagging Member and each Transferring Member severally and not jointly. Notwithstanding anything herein to the contrary, there shall be no liability on the part of the Transferring Member in the event that the Tag-Along Transfer shall not be consummated for whatever reason. Whether a sale of Membership Units is effected by a Transferring Member shall be in the sole discretion of such Transferring Member.
Section 10.05 Transfers to Affiliates. Notwithstanding anything herein to the contrary, any Member may Transfer any Membership Units to a direct or indirect, wholly-owned Affiliate of such Member or other entity which indirectly wholly owns all of the equity interests of such Member; provided that Transfers to Affiliates shall not trigger the rights described in Sections 10.02, 10.03 or 10.04. Any Transfer pursuant to this Section 10.05 need not result in a Transfer of all of such Member’s rights under the Output and Supply Agreement.

Section 10.06 [Reserved].
Section 10.07 Rights and Obligations of Transferees. Any Transferee of Membership Units (including Affiliates of the transferor) pursuant to a Transfer made in accordance with this Agreement shall be required, at the time of and as a condition to such permitted Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the Board of Representatives, to make such Person a party hereto, whereupon such Transferee will be admitted as a Member for all purposes of this Agreement. Upon such permitted Transfer and admission, such Transferee shall be entitled to receive distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member would be entitled with respect to such Membership Units, and shall be entitled to exercise any of the other rights of a Member with respect to such transferring Member’s Membership Units.
ARTICLE XI
FIDUCIARY DUTIES
Section 11.01 Waiver of Certain Corporate Opportunities; Permitted Competition. The Company and each Member agree that except as expressly provided in this Agreement, the Purchase Agreement or the Output and Supply Agreement, no Member shall have any duty to disclose any information to the Company or permit the Company to participate in any projects or investments or any other opportunity that may be of interest to the Company if it were aware of such information or opportunity, and the Company hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or any similar legal doctrine. The Company and each Member agree that, subject to fulfillment of their obligations in this Agreement, the Purchase Agreement and the Output and Supply Agreement, any Member may compete or engage in activities that are competitive, directly or indirectly, with the Company or any other Member. Notwithstanding the foregoing, whenever this Agreement requires any Person (including the Board of Representatives) to make any determination or take any action in “good faith”, such requirement shall include the obligation to not favor any Member or Members over any other Member or Members.
Section 11.02 Fiduciary Duties. The Members and the Company each hereby agree that: (i) all fiduciary duties owed under applicable law by any Member, in its capacity as a Member, to any other Person are hereby eliminated, or otherwise restricted, to the fullest extent permitted under the Act and any other applicable law; and (ii) all fiduciary duties owed under applicable law by any Representative, in its capacity as a Representative, to any other Person, except to the Member that designated and elected such Representative, are hereby eliminated, or otherwise restricted, to the fullest extent permitted under the Act and any other applicable law. Nothing in this Section 11.02 shall eliminate or limit each Member’s obligation to act in good faith in carrying out the provisions of, and fulfilling its obligations pursuant to, this Agreement.

ARTICLE XII
DISPUTE RESOLUTION
Section 12.01 Amicable Resolution. The Members mutually desire that friendly collaboration will continue among them with respect to the relationship created by this Agreement and the Output and Supply Agreement. Accordingly, they will try, and they will cause their respective Subsidiaries and Affiliates to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between the Members, as to the interpretation of any provision of this Agreement or any agreements related hereto or arising out of the transactions contemplated by this Agreement, or the performance of obligations hereunder or thereunder, including for the purposes of an inability to obtain a Supermajority Vote when required, other than disputes under Section 8.01(b)(i) or (iii) (with respect to the determination of gross fair market value of a Company asset) and Section 13.08, which shall be resolved in the manner set forth in Section 13.08 and the determination of Valuation Price which shall be resolved in the manner set forth in Section 10.03(g) (each a “Dispute”), then unless otherwise expressly provided in such other agreement related hereto (it being understood that Disputes under the Output and Supply Agreement shall be resolved in accordance with the terms thereof), upon written request of either party, the matter will be referred for resolution to the Operating Committee. The Operating Committee will make a good faith effort to promptly resolve all Disputes referred to it. Operating Committee decisions will be unanimous and will be binding on the Company. If the Operating Committee does not agree to a resolution of a Dispute within thirty (30) days after the reference of the matter to it, the Dispute will be referred to a senior officer of each Member (as so designated by each Member). If the specified senior officers of the Members do not agree to a resolution of the Dispute within thirty (30) days after the reference of the matter to them, then the parties will be free to exercise the remedies available to them under applicable law, subject to Sections 12.02 and 12.03.
Section 12.02 Mediation. In the event any Dispute cannot be resolved in an amicable manner as set forth in Section 12.01, the Members intend that such Dispute be resolved by mediation. If the Operating Committee and the applicable senior officers of each Member are unable to resolve the Dispute as contemplated by Section 12.01, any of the Members may demand mediation of the Dispute by written notice to the other in which case the parties will select a mediator within ten (10) days after the demand. The mediator shall be by a single qualified mediator experienced in the matters at issue, such mediator to be mutually agreed upon by the Members. Neither party may unreasonably withhold consent to the selection of the mediator. Each Member will bear its own costs of mediation but both parties will share the costs of the mediator equally.
Section 12.03 Arbitration.
          (a) In the event that the Dispute is not resolved in accordance with Section 12.01 or 12.02, either party involved in the Dispute may submit the Dispute to binding arbitration pursuant to this Section 12.03; provided that no Dispute arising out of the failure to obtain a Supermajority Vote pursuant to Section 4.04 shall be eligible for or submitted to binding arbitration pursuant to this Section 12.03. All Disputes submitted to arbitration pursuant this

Section 12.03 shall be resolved in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). All cost and expenses incurred by the arbitrators shall be shared equally by the applicable parties and each party shall bear its own costs and expenses in connection with any such arbitration proceeding.
          (b) In any Dispute submitted to binding arbitration pursuant this Section 12.03, there shall be three (3) arbitrators: (i) one (1) appointed by the Series A Members, (ii) one (1) appointed by the Series B Member and (iii) one (1) appointed by the two (2) arbitrators appointed by the Members. Each party to a Dispute shall choose an arbitrator within thirty (30) days of receipt by a party of the demand for arbitration. If any party fails to appoint an arbitrator within the time periods specified herein or if the two arbitrators appointed by the Members are unable to agree upon a third, such arbitrator shall, at any party’s request, be appointed by the AAA, pursuant to a listing, ranking and striking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall have no less than fifteen (15) years of experience with large, complex commercial cases, and shall be an experienced arbitrator.
          (c) The language of the arbitration shall be English. The place of arbitration shall be New York, New York. In addition to the authority conferred on the arbitral tribunal by the Rules, the arbitral tribunal shall have the authority to order such production of documents and such depositions of witnesses as may reasonably be requested by either party or by the arbitral tribunal itself. The award rendered in any arbitration commenced hereunder shall be final and binding upon the applicable parties and judgment thereon may be entered in any court of competent jurisdiction. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the applicable parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any applicable party to respect the arbitral tribunal’s orders to that effect. Any arbitration hereunder shall be confidential and all information about the arbitration or the substance of the proceedings thereunder shall be treated as Confidential Information pursuant to Section 16.03 hereof.
Section 12.04 Non-Exclusive Remedy. The Members acknowledge and agree that money damages would not necessarily be a sufficient remedy for any breach of this Agreement by the Members. Accordingly, nothing in this Agreement will prevent the Members from seeking injunctive or similar relief in the event: (i) any delay resulting from efforts to resolve such Dispute pursuant to Sections 12.02 and 12.03 could result in serious and irreparable injury to either party; or (ii) of any actual or threatened breach of any provisions of this Agreement. All actions for such injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with this Agreement. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement.
Section 12.05 Enforcement by Members. Notwithstanding anything in this Agreement or the Output and Supply Agreement, each Member shall have the right, but not the obligation, to enforce this

Agreement and the Output and Supply Agreement on behalf of the Company with respect to the obligations of the other Member(s) hereunder and thereunder.
ARTICLE XIII
RESERVES, BOOKS AND RECORDS,
TAX MATTERS
Section 13.01 Reserves. Appropriate reserves for contingent liabilities may be withheld from distribution to the Members, as determined by the Board of Representatives in its sole discretion.
Section 13.02 Fiscal Year and Method of Accounting. The fiscal year of the Company shall be determined by the Board of Representatives in its sole discretion. If not otherwise determined by the Board of Representatives, the fiscal year of the Company shall end on June 30th of each year (except for the last fiscal year of the Company, which shall end on the date on which the Company is terminated), and each fiscal year of the Company shall begin on July 1st of each year (except for the first fiscal year of the Company, which shall begin on the date upon which its Certificate of Formation was filed). Subject to Section 8.01, the Board of Representatives shall select the appropriate method of accounting for the Company in accordance with Section 4.04.
Section 13.03 Company Books and Records. The Company will keep proper and complete records and books of account in which will be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company’s books and records will be kept in accordance with U.S. generally accepted accounting principles in effect from time to time (“GAAP”) and any applicable Requirements of Law. The books and records will at all times be maintained at the principal office of the Company, or at such other place(s) as may be approved by the Board of Representatives.
Section 13.04 Access to Books and Records. Subject to the provisions of this Section 13.04, the Company shall provide the Members and their agents and attorneys access to the books and records of the Company and other information and documents concerning the Company, upon reasonable notice to the Company during regular business hours and in a manner reasonably designed to minimize any interference with the normal operations of the Company, for any purpose reasonably related to the demanding Member’s interest in the Company. The Company may impose reasonable standards (including standards governing what information and documents are to be furnished at what time and location and at whose expense) with respect to the exercise of such rights of access, and each Member agrees that such Member and its auditors shall have the right to conduct a reasonable audit of the financial records of the Company no more than once per fiscal year. The Members shall additionally have all audit rights under this Agreement as set forth in Section 8.1 of the Output and Supply Agreement. The Series A Member shall use reasonable efforts to cause the Auditor and senior financial officers of the Company to cooperate with the auditors of the Series B Member and the Series B Member shall have the right, at its own cost and expense, to engage an auditor to audit the books and records of the Company (and the Company and the Series A Member shall provide reasonable cooperation with respect to such audit). Any demand by or on behalf of a Member under this Section 13.04 shall be in writing and shall state the purpose of such demand. Each Member hereby agrees that neither such Member nor its agents and attorneys will have any right of access to the books and records of the Company or other information and documents concerning the Company except as expressly authorized in this Section 13.04.
Section 13.05 Financial Statements and Reports. The Board of Representatives shall oversee the accounting, tax and recordkeeping matters of the Company. The Company shall use its reasonable best efforts to provide each Member with, in accordance with such Members’ own internal reporting deadlines (and, if required by any Member for purposes of reporting under the Exchange Act or compliance with SOX), but, in any case, not later than one hundred twenty (120) days after year-end, for year-end statements, and forty-five (45) days after each quarter-end, for quarterly statements (or such shorter periods as Globe Specialty Metals, Inc. is required to file such financial statements with the Commission), (i) audited financial statements including a balance sheet and statements of income and cash flows together with a statement showing the balance of each Member’s Capital Account at the end of such fiscal year, and (ii) unaudited quarterly financial statements with respect to the applicable fiscal quarter, including a balance sheet and statements of income and cash flows together with a statement showing the balance of each Member’s Capital Account at the end of such fiscal quarter. All such statements shall be prepared in accordance with GAAP (or such other accounting principles utilized by such Member in preparation of its own financial statements; provided, however, that any incremental costs incurred by the Company in preparing financial statements not in accordance with GAAP shall be borne by the Member(s) requesting such non-GAAP financial statements). In addition, the Company shall use its reasonable best efforts to cause each Member to receive (i) within thirty (30) days of the end of each month, monthly financial statements, forecasts and internal budgets, and (ii) any other financial or tax related information that shall describe in reasonable detail the financial and business activities and performance of the Company, as the Members may reasonably request from time to time. All periodic financial statements provided in accordance with the preceding sentence shall be accompanied by a written certification of an appropriate Officer or the Auditor that such statements have been prepared in accordance with GAAP consistently applied or this Agreement, as the case may be. In furtherance of the foregoing, the Company shall use its reasonable best efforts to have the Company’s auditors and senior financial personnel provide reasonable cooperation to each Member and its auditors, including the provision of any required audit reports and customary officer certificates. Notwithstanding the foregoing event, the Company shall use its reasonable efforts to provide copies of all information required to be provided under this Section 13.05 contemporaneously to all Members.
Section 13.06 Tax Classification. It is the intention of the parties hereto that the Company be treated as a partnership for federal, state and local income tax purposes. The Company shall not elect to be treated as other than a partnership under Treasury Regulations Section 301.7701-3(c) (or any corresponding applicable provisions of state or local law) unless such election is approved by all the Members. Subject to such election, neither the Company nor any Member shall take any other action that may cause the Company to be treated as other than a partnership for federal, state and local income tax purposes.

Section 13.07 Tax Matters Member. Pursuant to Section 6231(a)(7) of the Code, the Series A Member is hereby designated as the tax matters member, and shall assume and be responsible for duties provided in the Code for the “tax matters partner.”
Section 13.08 Preparation of Tax Returns.
          (a) The Company shall provide the Series B Member with a copy of each income, franchise or other comparable tax return that the Company is required to file, together with copies of all supporting documentation and information, at least thirty (30) Business Days prior to the original due date for filing such tax return (without taking into account any extensions or waivers) or, if the Company decides to file for extension with respect to such tax return, by November 30 following the end of the fiscal year. The Series B Member shall be entitled to provide the Company comments to such tax return within twenty (20) Business Days of receiving the copy of the tax return and all supporting documentation and information and the Company shall incorporate all such reasonable comments. The Company shall notify the Series B Member within five (5) Business Days of receiving the Series B Member’s comments in writing of its decision with respect to the Series B Member’s comments. If the Series B Member disputes the Company’s decision, the Series B Member and the Company shall attempt in good faith to resolve any such dispute within five (5) Business Days. To the extent the Series B Member and the Company are unable to resolve the dispute within such time period, then the Series B Member and the Company shall jointly engage an internationally recognized accounting firm (the “Accounting Firm”) and the Accounting Firm shall resolve any such dispute within five (5) Business Days. The Series B Member and the Company shall cooperate with each other and shall promptly provide to the Accounting Firm such information as the Accounting Firm may reasonably request in order to enable the Accounting Firm to render a proper decision. The fees and expenses of the Accounting Firm shall be borne 49% by the Series B Member and 51% by the Series A Members. The resolution by the Accounting Firm of the dispute shall be used for purposes of preparing all of the tax returns of the Company to the extent applicable. The Series B Member, the Series A Members and the Company agree that the procedure set forth in this Section 13.08 for resolving disputes with respect to the preparation of the Company’s tax returns shall be the sole and exclusive method for resolving any such disputes.
          (b) The Company shall provide the Series B Member with a copy of all other tax returns filed by the Company, together with copies of all supporting documentation and information, promptly after their filing.
Section 13.09 The Initially Transferred Assets.
          (a) Schedule 13.09(a)(i) hereof sets forth the tax basis as of June 30, 2009 of the assets transferred by GMI, WVA and the Series A Members to the Company on or before the date hereof (the “Transferred Assets”). Schedule 13.09(a)(ii) hereof sets forth an illustrative example of the manner in which the portion of the distribution referenced in Section 7.01 (plus the appropriate portion of the liabilities assumed by the Company), which is to be treated for federal income tax purposes as consideration for the sale to the Company by the Series A Members (or their predecessors in interest) of a portion of the Transferred Assets (the

“Sale Amount”), is to be allocated among such Transferred Assets grouped into the seven asset classes set forth in Treasury Regulations Section 1.338-6(b) and in accordance with Section 1060 of the Code. For the avoidance of doubt, it is clarified that, although the Sale Amount set forth in Schedule 13.09(a)(ii) is illustrative only, its allocation to the Treasury Regulations Section 1.338-6(b) asset classes is indicative of the relative Gross Asset Values of the Transferred Assets grouped into such asset classes.
          (b) Within 20 Business Days after the date hereof, the Series A Members shall provide the Company and the Series B Member with their proposal for Schedule 13.09(b) which shall set forth all the Transferred Assets, including for the avoidance of doubt, goodwill and going concern and, opposite each Transferred Asset, the following information: (i) the adjusted tax basis of the Transferred Asset for federal income tax purposes immediately before its transfer to the Company; (ii) the fair market value of the Transferred Asset for federal income tax purposes immediately before its transfer to the Company; (iii) the Gross Asset Value of the Transferred Asset or portion thereof, if any, that is treated as contributed by the applicable transferor to the Company for federal income tax purposes, (iv) the fair market value for federal income tax purposes of the portion, if any, of the Transferred Asset that is treated as sold by the applicable transferor to the Company pursuant to Treasury Regulations Section 1.707-3(a), (v) the percentage of the fair market value amount as provided pursuant to clause (iv) out of the fair market value of the entire Transferred Asset as provided pursuant to clause (ii); (vi) the depreciation or amortization method applicable to the Transferred Asset, if any, for both federal income tax and Net Profit and Net Loss purposes; and (vii) the depreciation or amortization period applicable to the Transferred Asset, if any, for both federal income tax and Net Profit and Net Loss purposes. In the case of any Transferred Asset that is treated for federal income tax purposes as contributed to the Company in part and sold to the Company in part, the information referred to in clauses (vi) and (vii) above shall be set forth separately with respect to the contributed portion and the sold portion, to the extent it differs. For the avoidance of doubt, the Company and the Members shall determine the allocation of the deemed consideration applicable to the Transferred Assets, or the portion thereof, that are treated as sold to the Company pursuant to Treasury Regulations Section 1.707-3(a), in accordance with Section 1060 of the Code based on the fair market value amounts provided pursuant to clauses (ii) and (iv) above. Schedule 13.09(b) shall be prepared in a manner consistent with the Schedule 13.09(a)(ii) referenced in Section 13.09(a). The Series B Member shall have twenty (20) Business Days to review such proposal and provide the Series A Members with its written comments and the Series A Members shall have five (5) Business Days to notify the Series B Member in writing whether or not they accept such comments, if any. If the Series B Member does not respond in writing within the timeframe allotted to it as set forth above, the proposed Schedule 13.09(b) as it stands at the time shall become final and binding on the Company and the Members for all purposes of this Agreement. Otherwise, the Series A Members and the Series B Member shall submit any dispute regarding the Schedule 13.09(b) to the Accounting Firm for resolution in the manner set forth in Section 13.08. Schedule 13.09(b) as resolved by the Accounting Firm shall become final and binding on the Company and the Members for all purposes of this Agreement.

ARTICLE XIV
LIABILITY AND INDEMNIFICATION
Section 14.01 Liability. (a) No Covered Person (as defined in this Section 14.01(a)) shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member or their respective successors or assigns except with respect to Excluded Conduct (as defined in this Section 14.01(a)). The foregoing limitation of liabilities shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of any heirs, executors, administrators and personal representatives, or any permitted successors and assigns, of such specified Person. For purposes of this Agreement, (i) “Covered Person” shall mean (A) each Member (except with respect to damages or liabilities resulting from a breach by such Member of this Agreement or any other agreement between such Member and the Company) and each Members’ direct or indirect partners, members, shareholders (except for Globe with respect to Sections 4.22, 10.3 and 16.14 and DCC Parent with respect to Sections 4.22 and 16.14), employees, directors, officers, agents and Representatives and (B) the Representatives, Officers and employees of the Company or any of its subsidiaries, and (ii) “Excluded Conduct” shall mean any breach of this Agreement by reason of acts or omissions related to (x) the receipt of an improper personal benefit or a knowing and intentional violation of any Requirements of Law by such Covered Person, or (y) the Company which are found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to be the result of such Covered Person’s fraud, gross negligence or willful misconduct.
          (b) No Member shall be liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company or of any other Member.
Section 14.02 Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Representative and Officer (an “Indemnified Person”) and may, at the discretion of the Board of Representatives pursuant to a resolution with respect to an employee who is not an Officer (each, a “Discretionary Indemnified Person”), indemnify, defend and hold harmless each Discretionary Indemnified Person, from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person or Discretionary Indemnified Person on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person or Discretionary Indemnified Person by or pursuant to this Agreement, except with respect to such Indemnified Person’s or Discretionary Indemnified Person’s Excluded Conduct. Expenses, including legal fees, incurred by an Indemnified Person or Discretionary Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification may be sought under this Section 14.02 shall be paid by the Company upon demand by such Person; provided that the Indemnified Person or Discretionary Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Person is not entitled to indemnification hereunder. The foregoing rights to indemnification and payment of expenses shall continue as to a person who has ceased to be an Indemnified Person or Discretionary Indemnified Person and shall inure to the benefit of any heirs, executors, administrators and personal representatives of such specified person.
Section 14.03 Exclusivity. The remedies provided for in this Article XIV are not exclusive with respect to, and shall not limit any rights or remedies that may otherwise be available to, any Indemnified Person or any Discretionary Indemnified Person or other employee at law or in equity. Any claim, demand, lawsuit, action or proceeding in respect of any Officer (including any Designated Officer) or employee of the Company, whether pursuant to this Agreement or otherwise, may only be brought by the Company, and may not be brought by or on behalf of any Member.
ARTICLE XV
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 15.01 Dissolution. (a) The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur:
          (i) a determination by the Board of Representatives to dissolve the Company in accordance with Section 4.04; or
          (ii) any dissolution required by operation of law.
          (b) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the Company’s assets have been distributed as provided in Section 15.03 and in the Act.
          (c) Notwithstanding any other provision of this Agreement, neither the bankruptcy of a Member nor the occurrence of any other event with respect to a Member set forth in Section 18-304 of the Act shall cause such Member to cease to be a Member of the Company and despite the occurrence of any such event, the business of the Company shall continue without dissolution.
          (d) Notwithstanding any other provision of this Agreement, each Member waives any right it might have under the Act or otherwise to agree in writing to dissolve the Company upon such Member’s bankruptcy, or upon the occurrence of an event that causes such Member to cease to be a member of the Company.
Section 15.02 Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company and the termination of this Agreement, the Certificate of Formation shall be canceled in accordance with the provisions of Section 18-203 of the Act and the Members shall be promptly notified of such cancellation.

Section 15.03 Liquidation. Upon dissolution of the Company, as expeditiously as is reasonable, the Board of Representatives shall cause the Company to pay its liabilities and make distributions in the following order of priority:
          (a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and
          (b) to the Members, pro rata in accordance with the positive balances in their respective Capital Accounts.
Section 15.04 Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.
Section 15.05 Return of Members’ Capital Contribution. A Member shall look solely to the Company’s assets for the return of such Member’s Capital Contribution. If the assets remaining after payment or discharge of all debts and liabilities of the Company are insufficient to return such Member’s Capital Contribution, the Member shall have no recourse against any other Member except to the extent of any required Capital Contribution of any other Member which has not been paid when due.
Section 15.06 Termination. At such time (the “Termination Date”) as the distributions provided for in Section 15.03 have been made, the Company and this Agreement shall terminate. Upon the termination of this Agreement, no party shall have any liability or obligation to any other party hereunder, provided that (i) the termination of this Agreement shall not relieve a party from liability for any breach of this Agreement on or prior to the Termination Date, and (ii) Articles XIV and XVI and this Section 15.06 shall survive termination of this Agreement in accordance with its terms.
ARTICLE XVI
MISCELLANEOUS PROVISIONS
Section 16.01 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail or by air courier guaranteeing overnight delivery, sent to the Member at the address given for such Member on Schedule 16.01 hereto or such other address as such Member may specify by notice to the Company and the other Members. Any notice, request, or consent to the Company must be sent to the Company at the following address with a copy to each Member at the respective address set forth above:
WVA Manufacturing, LLC
c/o Globe Specialty Metals, Inc.

One Penn Plaza
750 W. 34th Street, Suite 2514
New York, New York 10119
Attention: General Counsel
Email: slebowitz@glbsm.com
Fax: (212) 798-8185
Each party may modify the address for future communications and notices by so notifying the other parties in accordance with this Section 16.01.
Section 16.02 Entire Agreement. This Agreement, including the Schedules referred to herein, together with the Purchase Agreement and the Output and Supply Agreement, and any other agreements entered into in connection therewith, constitute the entire agreement and understanding of the parties in respect of the matters contemplated by this Agreement and supersede all prior agreements and understandings among the parties with respect to such matters.
Section 16.03 Confidentiality.
          (a) The contents of this Agreement and all information furnished to one Member by any Member or the Company or derived from the information furnished by a Member or the Company in the performance of this Agreement or otherwise relating to the Alloy Business, however obtained (“Confidential Information”), are to be kept confidential between the parties, not disclosed to any third party and not used by a receiving party except as permitted herein and except for the specific purpose of performing its obligations or exercising its rights hereunder. Notwithstanding the foregoing, each Member may share such confidential information with its Affiliates and include any financial and other information in its or its parent entities’ financial reports and public disclosures as it believes are required to comply with applicable law or accounting requirements. For the avoidance of doubt, Dow Chemical Company and Corning Incorporated are Affiliates of the Series B Member for these purposes. This Section 16.03 shall survive the termination of this Agreement.
          (b) Exceptions. Each Member may disclose (subject to applicable laws) Confidential Information if (a) any such Confidential Information is or becomes generally available to the public other than as a result of disclosure by a party (or any of its Affiliates) that does not own such Confidential Information, (b) any such Confidential Information (including any report, statement, testimony or other submission to a governmental authority) is required by applicable laws, including but not limited to applicable securities laws, applicable tax laws and accounting regulations, after prior notice has been given to the disclosing party to the extent such notice is permitted by applicable law, provided that no such notice is required if prohibited by applicable law, (c) any such Confidential Information is reasonably necessary to be disclosed in connection with any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (d) any such Confidential Information was or becomes available to a party on a non-confidential basis and from a source (other than a party to this Agreement or any

Affiliate or representative of such party) that is not bound by a confidentiality agreement with respect to such information or (e) any such Confidential Information that was previously or is after the date hereof independently developed without the aid, application or use of any information that is to be kept confidential under this Section 16.03 is evidenced by a written record proving such independent development.
          (c) Exploration of Transfer. Nothing shall prevent any Member from sharing information with another Person who executes a confidentiality agreement in customary form reasonably acceptable to the Company (designating the Company as a third party beneficiaries) in connection with the exploration of a possible Transfer of such Member’s Membership Units.
Section 16.04 Amendments. Except as otherwise provided in Sections 3.02(b), the terms and provisions of this Agreement may not be modified or amended at any time except in accordance with Section 4.04.
Section 16.05 Withdrawal of Members. If a Member has Transferred all of its Membership Units in one (1) or more Transfers permitted hereunder, then such Member shall withdraw from the Company, and thereby cease to be a Member and no longer be entitled to exercise any rights or powers of a Member under this Agreement, on the date upon which each Transferee of such Membership Units has been admitted as a Member hereunder. Except as otherwise provided by the foregoing, no Member shall be entitled to withdraw from the Company.
Section 16.06 Governing Law; Jurisdiction. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST ANY PARTY RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING; PROVIDED, THAT SUCH ACTION OR PROCEEDING MAY BE BROUGHT AND ENFORCED IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE IF NO COURT OF THE STATE OF DELAWARE HAS JURISDICTION OF SUCH ACTION OR PROCEEDING, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 16.07 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement so as to effect the original intent of the parties as closely as possible in order that the provision contemplated thereby be valid and enforceable under applicable laws.
Section 16.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that the Board of Representatives determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 16.09 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.
Section 16.10 Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Section 16.11 Third Parties. Except as provided in Article XIV, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto. Each Member agrees to cause its Affiliates to comply with the provisions of this Agreement applicable to such Affiliates, and shall be liable for any failure of any such Affiliate to comply with such provisions.
Section 16.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Person who executed the same, but all of such counterparts shall constitute the same Agreement.
Section 16.13 No Assignment. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of each other party.
Section 16.14 Guarantee.
          (a) Globe hereby irrevocably and unconditionally guarantees to the Series B Member the punctual and full performance of all obligations (including performance of any payment or contribution) of GSMSUB1 or GSMSUB2 (or such Affiliate), as applicable, pursuant to this Agreement. To the extent that GSMSUB1 or GSMSUB2 (or any of their Affiliates), as applicable, fails to make any payment or contribution pursuant to this Agreement, Globe will make such payment or contribution specifically in accordance with the applicable provision of this Agreement, as if such payment were being made by GSMSUB1 or GSMSUB2 (or such Affiliate), as applicable.
          (b) DCC Parent hereby irrevocably and unconditionally guarantees to the Series A Members the punctual and full performance of all obligations (including performance of any payment or contribution) of DCE (or such Affiliate) pursuant to this Agreement. To the extent that DCE (or any of its Affiliates) fails to make any payment or contribution pursuant to this Agreement, DCC Parent will make such payment or contribution specifically in accordance with the applicable provision of this Agreement, as if such payment were being made by DCE (or such Affiliate).
Section 16.15 Enforcement of Certain Agreements. The Members hereby agree that (a) at all times while the Series A Members are entitled to appoint a majority of the Representatives, the Series B Member shall be entitled, at its sole election and upon written notice to the Company, to direct the actions of the Company and to otherwise enforce on behalf of the Company, any rights and potential claims involving the Company under all agreements between the Company, on the one hand, and either Series A Member (or any of their Affiliates), on the other hand, including, but not limited to, (i) the Asset Contribution and Membership Interest Subscription Agreement dated as of October 28, 2009 by and among GMI, WVA and the Company (the “Contribution Agreement”), (ii) the Management Services Agreement, (iii) the Output and Supply Agreement, (iv) the Alloy Intellectual Property Cross-License Agreement by and between GMI and the Company, dated as of the date hereof and (v) the Electrode Supply Agreement, whether such claim is made by or against the Company and (b) at all times while the Series B Member is entitled to appoint a majority of the Representatives, the Series A Members shall be entitled, at their sole election and upon written notice to the Company, to direct the actions of the Company and to otherwise enforce on behalf of the Company, any rights and potential claims involving the Company under any agreement between the Company, on the one hand, and the Series B Member (or any of its Affiliates), on the other hand, including, but not limited to, the Output and Supply Agreement, whether such claim is made by or against the Company.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

THE COMPANY WVA Manufacturing, LLC
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	Vice President

THE MEMBERS GSM Alloys I Inc.
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	President

GSM Alloys II Inc.
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	President

Dow Corning Enterprises, Inc.
By:	/s/ Joe Rinaldi
	Name:	Joe Rinaldi
	Title:	Vice President

GUARANTORS Globe Specialty Metals, Inc., solely for the purpose of Sections 4.22, 10.3 and 16.14 hereof
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	Chief Executive Officer

Dow Corning Corporation, solely for the purpose of Sections 4.22 and 16.14 hereof
By:	/s/ Robert D. Hansen
	Name:	Robert D. Hansen
	Title:	Executive Vice President and General Manager Core Products Business

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